FILED PURSUANT TO RULE 424B3
                                                      REGISTRATION NO. 333-10635
================================================================================

                      SUMMARY OF SUPPLEMENT TO PROSPECTUS
                (SEE THE SUPPLEMENT FOR ADDITIONAL INFORMATION):

Supplement No. 7 dated February 2, 1998 (incorporating Supplements No. 1, No. 2, No. 3, No. 4, No. 5 and No. 6):

   (1) Reports on the acquisition by the Company of twelve apartment complexes.

   (2) Reports on the granting to Cornerstone Realty Income Trust, Inc. of a right to acquire up to 9.8% of the Company's outstanding Shares, and on certain other relationships with Cornerstone Realty Income Trust, Inc.

   (3) Reports on the transfer of all of the Company's properties to a limited partnership subsidiary indirectly wholly-owned by the Company (the "Reorganization") and the adoption of certain amendments to the Company's Bylaws related to the Reorganization.

   (4) Reports  on  the  Company   obtaining  an  unsecured  line  of  credit to
       facilitate property acquisitions.

   (5) Provides certain other updated information concerning the Company and its properties.

     As of December 31, 1997 the Company had closed the sale of 2,084,444 Shares at $9 per Share, and 10,287,373 Shares at $10 per Share, representing aggregate gross proceeds to the Company of $121,633,726, and proceeds net of selling commissions and marketing expenses of $109,846,358. The Company endeavors continually to invest proceeds in the acquisition of additional apartment communities as promptly as practicable after the receipt of such proceeds. As of December 31, 1997, substantially all of the proceeds of the offering available for investment in properties had been so invested.

     Cornerstone Realty Income Trust, Inc. will receive fees and expense reimbursements in connection with the Company's acquisitions and the management of the properties and the Company. In connection with the property acquisitions described in the Supplement, Apply Realty Group, Inc., an Affiliate of the Advisor, or Cornerstone Realty Income Trust, Inc., as successor-in-interest to Apple Realty Group, Inc., received property acquisition fees totaling $1,657,917.

                    SUPPLEMENT NO. 7 DATED FEBRUARY 2, 1998
                     TO PROSPECTUS DATED NOVEMBER 19, 1996
    (INCORPORATING SUPPLEMENTS NO. 1, NO. 2, NO. 3, NO. 4, NO. 5 AND NO. 6)


                     APPLE RESIDENTIAL INCOME TRUST, INC.


     The following information supplements the Prospectus of Apple Residential Income Trust, Inc. dated November 19, 1996 and is part of such Prospectus. Prospective investors should carefully review the Prospectus and this Supplement. THIS SUPPLEMENT NO. 7 INCORPORATES AND THEREBY REPLACES SUPPLEMENT NO. 1 DATED FEBRUARY 10, 1997, SUPPLEMENT NO. 2 DATED APRIL 28, 1997, SUPPLEMENT NO. 3 DATED JUNE 24, 1997, SUPPLEMENT NO. 4 DATED JULY 30, 1997, SUPPLEMENT NO. 5 DATED OCTOBER 31, 1997 AND SUPPLEMENT NO. 6 DATED DECEMBER 11, 1997.


                     TABLE OF CONTENTS TO SUPPLEMENT NO. 7


                                                                                         PAGE
                                                                                         -----
Status of the Offering ...............................................................    S-2
Developments Involving Cornerstone Realty Income Trust, Inc   ........................    S-2
Developments Affecting Directors; Committee Members. .................................    S-3
Unsecured Line of Credit  ............................................................    S-3
Property Acquisitions  ...............................................................    S-4
Security Ownership of Certain Beneficial Owners and Management   .....................   S-27
Management's Discussion and Analysis of Financial Condition and Results of Operations    S-27
Transfer of Assets to Subsidiary Partnership   .......................................   S-29
Experts ..............................................................................   S-32
Update on Experience of Prior Programs   .............................................   S-33
Index to Financial Statements   ......................................................    F-1


     The Prospectus and Supplements thereto contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements include, without limitation, statements as to anticipated renovations to Company properties and anticipated improvements in property operations from completed and planned property renovations, and the possible acquisition by Cornerstone Realty Income Trust, Inc. of Shares in the Company or the business or assets of the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting the Company, the properties or Cornerstone Realty Income Trust, Inc., as the case may be, adverse changes in the real estate markets and general and local economic and business conditions. Investors should review the more detailed risks and uncertainties set forth under the caption "Risk Factors" in the Prospectus. Although the Company believes that the assumptions underlying the forward-looking statements contained in the Prospectus and the Supplements are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements included in the Prospectus and Supplements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included in the Prospectus or the Supplements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such forward-looking statements or the objectives and plans of the Company will be achieved.

                            STATUS OF THE OFFERING


     As of December 31, 1997, the Company had closed the sale to investors of 2,084,444 Shares at $9 per Share, and 10,287,373 Shares at $10 per Share, representing aggregate gross proceeds to the Company of $121,633,726, and proceeds net of selling commissions and marketing expenses of $109,846,358.
These totals include 417,777 Shares purchased by Cornerstone Realty Income Trust, Inc., as described below under "Developments Involving Cornerstone Realty Income Trust, Inc. -- Authorization For Additional Share Issuance."


         DEVELOPMENTS INVOLVING CORNERSTONE REALTY INCOME TRUST, INC.


     AUTHORIZATION FOR ADDITIONAL SHARE ISSUANCE. On February 10, 1997, in response to a request from Cornerstone Realty Income Trust, Inc.
("Cornerstone"), the Company's Board of Directors authorized the grant to Cornerstone of a continuing right to purchase such number of Shares of the Company as would, following any such purchase, be up to but not in excess of 9.8% of the total number of Shares of the Company then outstanding. This right will continue for so long as the Company's Initial Offering continues, and the purchase price for such Shares under such right will be the current public offering price less the Selling Commissions and Marketing Expense Allowance payable with respect thereto. Shares sold to Cornerstone pursuant to this right would be in addition to, and not part of, the offering made by the Prospectus.

     The Company elected to grant to Cornerstone this ongoing right because it determined that the issuance of Shares in this manner would represent an appropriate and financially prudent method of raising additional equity for the Company. Glade M. Knight, who is a Director and the Chairman and President of the Company, also serves as a Director, and the Chairman and Chief Executive Officer of Cornerstone. To the extent that Cornerstone exercises its right to acquire up to 9.8% of the outstanding Shares of the Company, Cornerstone may become one of the largest, or perhaps the largest, shareholder of the Company, with commensurate voting power.

     On April 25, 1997, Cornerstone exercised the right described above and purchased 417,777 Shares of the Company for approximately $3.76 million. Cornerstone owns approximately 3.38% of the Shares of the Company outstanding on December 31, 1997.

     POSSIBLE ACQUISITION OF THE COMPANY BY CORNERSTONE. As described in the Prospectus, under "Investment Objectives and Policies-Sale and Refinancing Policies," the Company has granted to Cornerstone a right of first refusal to purchase the properties and business of the Company. Cornerstone has, from time to time, stated its intention to evaluate the acquisition of the Company and, if the Board of Directors of Cornerstone determines it is in the best interests of Cornerstone and its shareholders, to offer to acquire the Company or its assets. Any decision to combine the Company and Cornerstone can only be made by the respective Boards of Directors, and depending on the structure of the transaction, the respective shareholders, of the two companies. Accordingly, there can be no assurance that Cornerstone will seek to acquire the Company or its assets or that any proposal by Cornerstone to acquire the Company or its assets would be consummated. Nevertheless, prospective investors in the Company should consider and evaluate the possibility of Cornerstone acquiring the Company or its assets in making an investment decision relative to the Company.

     Early in 1997, Cornerstone stated its intention to evaluate the possible acquisition of the Company by the end of 1997. The Company has been informed (by Cornerstone) that Cornerstone, with the assistance of certain professional advisors, evaluated the desirability to Cornerstone and its shareholders of acquiring the Company in 1997, and determined that it was not in the best interest of Cornerstone and its shareholders to seek to acquire the Company at that time. However, the Company has been informed (by Cornerstone) that Cornerstone expects to reevaluate the desirability of seeking to acquire the Company from time to time in the future.

     PROVIDING OF CERTAIN SERVICES BY CORNERSTONE. As described in the Prospectus under "The Advisor and Affiliates," the Company has entered into contracts with Apple Residential Advisors, Inc. ("ARA"), Apple Residential Management Group, Inc. ("ARMG"), and Apple Realty Group, Inc. ("ARG"), pursuant to which ARA, ARMG and ARG, respectively, have agreed to provide certain Company management, property management and property acquisition and disposition services to the Company in exchange for certain compensation described therein. ARA and ARMG have entered into subcontracts with Cornerstone, each of which subcontracts has been approved by the Company, pursuant to which Cornerstone has agreed to provide to the Company the services previously agreed to be provided by ARA and ARMG in exchange for the compensation previously agreed to be paid by the Company to ARA and ARMG. Further, Cornerstone has acquired all the assets of ARG (consisting principally of ARG's contract with the Company) for consideration totalling $2 million, and pursuant to such acquisition has assumed the obligations of ARG to the Company in exchange for the compensation previously agreed to be paid by the Company to ARG.

     The effect of the foregoing transactions is that Cornerstone now renders to the Company services previously agreed to be rendered by ARA, ARMG and ARG, in exchange for the compensation previously agreed to be paid by the Company.

     CORNERSTONE OPERATIONS. Through December 31, 1997, Cornerstone had sold approximately $354 million in common shares to approximately 14,000 investors, and had acquired 51 apartment communities in Virginia, North Carolina, South Carolina and Georgia. The aggregate cost of the 51 properties (including capital improvements thereto) was approximately $488 million. The purchase price of all such properties was paid either using the proceeds from the sale of common shares or using the proceeds from an unsecured line of credit which was subsequently repaid using proceeds from the sale of common shares, except that at December 31, 1997, approximately $146 million remained unpaid on such line of credit. See also "Update on Experience of Prior Programs" herein.


              DEVELOPMENTS AFFECTING DIRECTORS; COMMITTEE MEMBERS

     In addition to those persons listed as Directors under "Management" in the Prospectus, Lisa B. Kern has been added as a Director. Information on Ms. Kern is set forth below.

     LISA B. KERN. Ms. Kern, age 37, is a portfolio manager with Davenport & Co. of Virginia, Inc., in Richmond, Virginia. Before joining Davenport as Vice President in 1996, Ms. Kern advised clients in the areas of investments and estate planning. She began her investment career in 1982 as a financial planner and later District Manager with IDS/American Express Advisory. In 1985, Ms. Kern received her CFP designation. In 1989, Ms. Kern joined Crestar Bank's Trust and Investment Management Group as a Vice President. Ms. Kern is a graduate of Randolph Macon College and received her MBA from Virginia Commonwealth University in 1991.

     Effective February 1, 1998, Ted W. Smith resigned as a Director of the Company. Mr. Smith also resigned as an officer of ARMG. The Board thus currently consists of four individuals, although the Board has the authority to fill the position resulting from Mr. Smith's resignation if it so desires.

     The current members of the Company's Executive Committee are Glade M. Knight (age 53), Penelope W. Kyle (age 50), and Bruce H. Matson (age 40). The current members of the Audit Committee are Penelope W. Kyle and Lisa B. Kern. The current members of the Compensation Committee are Bruce H. Matson, Penelope
W. Kyle and Lisa B. Kern. For a description of the functions of the Executive, Audit and Compensation Committees, see the Prospectus under the headings "Management-Committees of Directors," and "Management-The Incentive Plan."


                           UNSECURED LINE OF CREDIT

     As  contemplated  by the  discussion  in the  Prospectus  under the heading
"Business and Properties - Properties Owned by the Company" the Board of Directors authorized, and the Company obtained, an unsecured line of credit, which is designed to facilitate the timely acquisition of properties deemed attractive by management. The unsecured line of credit the ("Unsecured Line of Credit") is from First Union National Bank of Virginia. The borrowing is a revolving loan for a principal amount not to exceed at any time $20 million. The loan bears interest at a floating rate equal to the one month London interbank offered rate ("LIBOR") plus 2%, requires monthly payments of interest and has a due date of March 31, 1998. Although the Unsecured Line of Credit is currently unsecured, the lender may require the securing of the loan with first mortgages on the Company's properties if the principal amount of any advance is not repaid within six months of the date of funding. As of December 31, 1997, there was no unpaid balance on the Unsecured Line of Credit.

     As of the date of this Supplement, the documents evidencing the Unsecured Line of Credit have not yet been amended to reflect the reorganization transactions described below in this Supplement under "Transfer of Assets to Subsidiary Partnership." Unless and until such documents are so amended, with the consent of the lender, the Unsecured Line of Credit will not be available for use by the Company.

     The Company has also obtained a line of credit from First Union National Bank of Virginia in the amount of $1 million for general corporate purposes. The terms of such borrowing are the same of those under the Unsecured Line of Credit.

     As the size of the Company grows, it is possible that the size of the Unsecured Line of Credit will be increased or that the Company will obtain another unsecured line of credit to facilitate the timely acquisition of properties.


                             PROPERTY ACQUISITIONS


   As of the date of this Supplement, the Company owns the following properties (the "Properties"):


                                              NUMBER OF       DATE OF
          NAME                 LOCATION         UNITS       ACQUISITION
------------------------   ----------------   -----------   ------------
Brookfield                 Dallas, TX            232           1-28-97
Eagle Crest                Irving, TX            484           1-30-97
Tahoe                      Arlington, TX         240           1-31-97
Mill Crossing              Arlington, TX         184           2-21-97
Polo Run                   Arlington, TX         224           3-31-97
Wildwood                   Euless, TX            120           3-31-97
Toscana                    Dallas, TX            192           3-31-97
Arbors on Forest Ridge     Bedford, TX           210           4-25-97
Pace's Cove                Dallas, TX            328           6-24-97
Remington Hills            Irving, TX            362            8-6-97
Copper Crossing            Fort Worth, TX        200          11-24-97


          Additional information on the Properties is provided below.


                             BROOKFIELD APARTMENTS
                                 DALLAS, TEXAS

     On January 28, 1997, the Company purchased the Brookfield Apartments, a 232-unit apartment complex having an address of 4060 Preferred Place, Dallas, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $5,458,485, which was paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The following information is based in part upon information provided by the Dallas Chamber of Commerce.

     The Property is located in south Dallas, within the Dallas/Fort Worth Consolidated Metropolitan Statistical area, or as it is called locally, "The Metroplex." The Dallas/Fort Worth Metroplex is in the north-central part of Texas and is composed of nine counties. The 1996 population of The Metroplex was approximately 4,400,000. Dallas is the second largest city in the state, behind Houston.

     The economy of the Dallas/Fort Worth area is complex and diversified. Key economic factors include a large manufacturing base (including as products military hardware, electronics, automobiles, industrial equipment, oil-field parts, food products and chemicals), banking, insurance services, communications, oil and gas production and air transportation. Major employers in the area include Texas Instruments, Southwestern Bell, General Motors, J. C. Penney, NationsBank and Vought Aircraft Company.

     The Metroplex is also an established transportation center for the nation. The Dallas/Fort Worth International Airport occupies approximately 17,800 acres of land between the two cities. It is the largest commercial airport in the United States in terms of land area, and is the fourth busiest airport in the world, with 1,700 daily arrivals and departures.

     The area also has a well-established system of interstate highways and supporting secondary routes. The Metroplex is located at the hub of Interstates 35, 45, 20 and 30. Two outer loops, Interstate 635 in Dallas and Interstate 820 in Fort Worth, surround the respective cities.

     The many institutions of higher learning in the area include Southern Methodist University, the University of Texas at Dallas, the University of Texas at Arlington, the University of North Texas, and Texas Christian University.

     The Property is located in a well-established area of Dallas near the Red Bird Mall. The area is characterized by various retail centers, restaurants and businesses. Downtown Dallas is an approximately 15-minute drive from the Property. The Property is an approximately 25-minute drive from Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 232 garden-style apartments located in 15 two- and three-story buildings on approximately seven acres of land. The Property was completed in 1984.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $232,000 (and as of December 31, 1997 had expended approximately $215,000) for repairs and improvements, including clubhouse renovation, painting, wood replacement, parking lot repair, interior upgrades (including new appliances) and pool improvements.

     The Property offers seven different unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                                         APPROXIMATE
                                                           INTERIOR
                                                        SQUARE MONTHLY
 QUANTITY                       TYPE                        FOOTAGE       RENTAL
----------   ------------------------------------------   ------------   --------
     39      One bedroom, one bath                            578          $445
      9      One bedroom, one bath (view)                     578           465
     36      One bedroom, one bath w/sunroom                  658           490
     12      One bedroom, one bath w/sunroom (view)           658           500
     24      One bedroom, one bath w/WD connections           669           510
     48      One bedroom, one bath w/WD connections,
             FP, bookshelves                                  661           525
     64      Two bedrooms, two baths w/WD connections,
             FP, bookshelves                                  913           650


     The apartments provide a combined total of approximately 165,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased gradually. As an example, a two-bedroom, two-bath apartment rented for $520 in 1993, $530 in 1994, $545 in 1995, $565 in 1996, and $650 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.11, $7.24, $7.45, $7.72 and $8.12, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles on plywood.

     The Property has an outdoor swimming pool with a large deck, a hot tub, a controlled access entrance and exit gate, and covered parking for approximately 232 vehicles. The Property also includes a clubhouse with a leasing office. There is also uncovered paved parking for residents.

     Apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a television hook-up, miniblinds, drapes on sliding glass doors and individually controlled heating and air-conditioning unit. Each kitchen is equipped with a refrigerator/freezer with ice maker, electric range and oven, dishwasher and garbage disposal. Also, as indicated in the table above, some units have a woodburning fireplace, a utility area with washer/dryer connections, bookshelves, ceiling fans or a sunroom. The owner of the Property pays for cold water, sewer service, gas usage for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

     There are at least 10 apartment properties which compete with the Property. All offer similar amenities and generally have rents that are higher when compared with those of the Property. Based on a recent market survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 96%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 92% in 1992, 93% in 1993, 93% in 1994, 94% in 1995 and 97% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 99%. On December 31, 1997, the Property was 97% occupied. The residents are a mix of blue-collar and white-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information on the
Property:


                             ASSESSED
      JURISDICTION             VALUE          RATE            TAX
------------------------   ------------   -----------   -------------
County of Dallas  ......    $5,605,190     $ 0.44307     $  24,834.92
City of Dallas .........     5,605,190       2.11213       118,388.90
                                                         ------------
 Total   ...............                                 $ 143,223.82


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $4,718,834) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will be continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $109,170. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                         EAGLE CREST I & II APARTMENTS
                                 IRVING, TEXAS

     On January 30, 1997, the Company purchased the Eagle Crest I & II Apartments, a 484-unit apartment complex having an address of 4013 West Northgate, Irving, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $15,650,000, which the Company paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. See above under "Brookfield Apartments" for a description of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, which includes Irving, Texas.

     Irving is approximately eight miles west of the Dallas central business district and approximately 25 miles east of downtown Fort Worth. Irving is a relatively young city with a majority of its development occurring during the latter half of this century. The location of Irving between Dallas and Fort Worth, and near Dallas/Fort Worth International Airport, has enabled it to
garner  a  large  portion  of  the  area's  recent   commercial  and  industrial
development.

     Irving is the site of Las Colinas, one of the nation's largest master-planned real estate developments. The development occupies approximately 12,500 acres and includes residential developments, office space, research, distribution and light industrial facilities, four golf courses, the Las Colinas Sports Club and an equestrian center.

     Las Colinas is targeted to large employers and is the home of numerous regional and national businesses. The Irving employment sector is primarily white-collar. Significant employers in Las Colinas include Exxon, GTE, Aetna, Abbott Laboratories, Boeing, US Sprint, Computer Associates, Allstate Insurance, Zale Jewelers and the Federal Home Loan Bank Board. In addition, Columbia/HCA Health Care Corporation recently signed an agreement to buy approximately 28 acres in the development. The plans for the land include a community hospital with medical office complex and a full-service acute-care facility.

     Irving has a well-defined highway system. The city is connected to Dallas by State Highway 114 on the northeast, State Highway 183 in its central portion and Interstate 30 on the south.

     The Property is located off of Belt Line Road in Irving. The immediate neighborhood includes other multi-family communities, and residential, commercial and retail development. The Property is conveniently located near restaurants, businesses, schools, and churches, and is readily accessible from Highways 161 and 183. The Property is an approximately 5-minute drive from Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 484 apartment units in 31 two- and three-story buildings on approximately 18 acres of land. There are 296 apartment units in Phase I, which was built in 1983, and 188 apartment units in Phase II, which was built in 1985.


     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $968,000 (and as of December 31, 1997 had expended approximately $774,000) for repairs and improvements, including clubhouse renovations, structural repair of shrink/swell soil conditions, painting, wood replacement, interior upgrades (including new appliances), parking lot resurfacing, landscaping and pool improvements.

     The Property offers a wide range of units types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                                       APPROXIMATE
                                                        INTERIOR
                                                         SQUARE       MONTHLY
 QUANTITY                     TYPE                       FOOTAGE       RENTAL
----------   ---------------------------------------   ------------   ---------
    116      One bedroom, one bath                          698        $    550
    120      One bedroom, one bath                          796             575
      4      One bedroom, one bath, sunroom, bar            798             610
     48      One bedroom, one bath                          896             620
     24      Two bedrooms, one bath                         912             620
     63      Two bedrooms, two baths                       1023             695
     80      Two bedrooms, two baths                       1089             725
      1      Two bedrooms, two baths, sunroom              1123             745
      4      Two bedrooms, two baths, sunroom, bar         1189             785
     21      Two bedrooms, two baths                       1124         780-790
      3      Two bedrooms, two baths, sunroom              1224             850



     The apartments provide a combined total of approximately 429,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased gradually. As an example, a one-bedroom, one-bath apartment rented for $445 in 1993, $445 in 1994, $469 in 1995, $485 in 1996, and $550 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.17, $7.17, $7.56, $7.81 and $8.00, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard siding on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles over plywood.

     The Property has three outdoor swimming pools, two jacuzzis, three laundry facilities, a fitness building, gas grills and ice machines. The Property also has a clubhouse with a leasing office. There is ample paved parking for residents.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and individually controlled heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, double stainless steel sink, a dishwasher and garbage disposal. All apartment units include washer/dryer connections for full-sized appliances. Some apartment units feature additional amenities, such as linen closets, a fireplace with mantle, ceiling fans, a pantry closet, a dry bar, an entertainment center, vaulted ceilings, a sunroom and greenhouse windows. The owner of the Property pays for cold water, gas for hot water, sewer service, and trash removal. The tenants pay for their electricity usage, which includes cooking, lighting, heating and air-conditioning.

     There are at least four apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 95% in 1992, 94% in 1993, 95% in 1994, 95% in 1995 and 97% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 94%. On December 31, 1997, the Property was 94% occupied. The tenants are a mix of white-collar and blue-collar workers.

     The following  tables set forth the 1997 real estate tax information on the
Property:



PHASE I


                                  ASSESSED
         JURISDICTION              VALUE          RATE            TAX
------------------------------   ------------   -----------   -------------
County of Dallas  ............    $8,959,260     $ 0.44307    $ 39,195.79
City of Irving ...............     8,959,260       0.49300      44,169.15
Irving School District  ......     8,959,260       1.64840     147,684.44
                                                              -----------
Total ........................                                $231,549.38


PHASE II


                                  ASSESSED
         JURISDICTION              VALUE          RATE            TAX
------------------------------   ------------   -----------   -------------
County of Dallas  ............    $5,763,450     $ 0.44307    $ 25,536.12
City of Irving ...............     5,763,450       0.49300      28,413.81
Irving School District  ......     5,763,450       1.64840      95,004.71
                                                              -----------
Total ........................                                $148,954.64
                                                              -----------
Grand Total ..................                                $380,504.02


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $13,744,466) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will be continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $313,000. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.


                               TAHOE APARTMENTS
                               ARLINGTON, TEXAS

     On January 31, 1997, the Company purchased the Tahoe Apartments, a 240-unit apartment complex having an address of 2308 Fair Oaks Drive, Arlington, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $5,690,000, which was paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. See above under "Brookfield Apartments" for a description of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, which includes Arlington, Texas.

     The Property is located in the city of Arlington, which is located between Dallas and Fort Worth. Arlington is approximately 13 miles east of the Fort Worth Central Business district and approximately 20 miles west of the Dallas Central Business District.

     Owing in large part to its location between Dallas and Fort Worth, Arlington has become a focus of business development in the area. Major employers include General Motors, National Semiconductor, Johnson & Johnson, Doskocil Manufacturing Company and Arlington Memorial Hospital. The area is also the site of several large warehousing and distribution companies whose primary market is the Metroplex.

     The University of Texas at Arlington has an enrollment of approximately 23,000 students. Arlington also serves as a major medical center for its own population and for residents of outlying communities as well. Arlington Memorial Hospital has a staff of approximately 1,680 and HCA South Arlington Medical Center has approximately 640 employees, making both of them among the largest employers in the city.

     The immediate area surrounding the Property consists of other multifamily housing, residential, commercial and retail development. The Property is conveniently located near restaurants, businesses, schools and churches, and is readily accessible from Interstate 20 and Interstate 30.

     DESCRIPTION OF THE PROPERTY. The Property consists of 240 garden-style apartment units in 18 two- and three-story buildings on approximately 9.8 acres of land. The Property was built in 1979.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $900,000 (and as of December 31, 1997 had expended approximately $705,000) for repairs and improvements including clubhouse renovation, retaining wall repairs, landscaping, exterior painting and exterior siding replacement, interior upgrades (including new appliances), parking lot resurfacing and landscaping.

     The Property offers five different unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                         APPROXIMATE
                                          INTERIOR
                                           SQUARE       MONTHLY
 QUANTITY              TYPE                FOOTAGE       RENTAL
----------   -------------------------   ------------   --------
     64      One bedroom, one bath            480         $400
     64      One bedroom, one bath            575          430
     48      One bedroom, one bath            634          465
     32      Two bedrooms, two baths          941          640
     32      Two bedrooms, two baths        1,027          695


     The apartments provide a combined total of approximately 161,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one bedroom, one bath apartment rented for $345 in 1993, $365 in 1994, $394 in 1995, $404 in 1996, and $430 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.91, $7.31, $7.89, $8.09 and $8.44, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles over plywood.

     The Property has an outdoor swimming pool, a hot tub, two laundry facilities, a fitness center, a sand volleyball court and covered parking for approximately 32 vehicles. The Property also has a clubhouse with a leasing office. There is also uncovered paved parking for residents.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds, vertical blinds and an individually controlled heating and air-conditioning unit. Each kitchen is equipped with a refrigerator/freezer with icemaker, electric range and oven, dishwasher, microwave and garbage disposal. Some units have a woodburning fireplace and washer/dryer connections. The owner of the Property pays for cold water, sewer service, natural gas for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

     There are at least four apartment properties which compete with the Property. All offer similar amenities and generally have rents that are higher when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 94% in 1992, 93% in 1993, 95% in 1994, 89% in 1995 and 94% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 91%. On December 31, 1997, the Property was 92% occupied. The tenants are a mix of white-collar and blue-collar workers.

     The following  table sets forth the 1997 real estate tax information on the
Property:


                             ASSESSED
      JURISDICTION            VALUE          RATE             TAX
-------------------------   ------------   ------------   -------------
County of Tarrant  ......    $5,451,821    $1.995196       $ 108,774.52
City of Arlington  ......     5,451,821     0.63800           34,782.62
                                                           ------------
 Total ..................                                  $ 143,557.14


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $5,296,527) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $113,800. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.


                           MILL CROSSING APARTMENTS
                               ARLINGTON, TEXAS

     On February 21, 1997, the Company purchased the Mill Crossing Apartments, a 184-unit apartment complex having an address of 2713 North Collins, Arlington, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $4,544,121, which was paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in the city of Arlington, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein. For information on Arlington, see "Tahoe Apartments" herein.

     The immediate area surrounding the Property consists of other multifamily housing, residential, commercial and retail development. The Property is conveniently located near restaurants, businesses, schools and churches, and is readily accessible from Interstate 20 and Interstate 30.

     DESCRIPTION OF THE PROPERTY. The Property consists of 184 garden-style apartment units in 14 two-story buildings on approximately eight acres of land. The Property was built in 1979.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $400,000 (and as of December 31, 1997 had expended approximately $333,000) for repairs and improvements, including painting, clubhouse renovations, parking lot repair, interior upgrades (including new appliances), landscaping and pool improvements.

     The Property offers several different unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                                   APPROXIMATE
                                                    INTERIOR
                                                     SQUARE       MONTHLY
 QUANTITY                   TYPE                     FOOTAGE       RENTAL
----------   -----------------------------------   ------------   --------
     24      Efficiency                                 452         $400
     48      One bedroom/one bath                       553          425
     24      One bedroom/one bath downstairs            652          460
     24      One bedroom/one bath upstairs              652          470
     24      Two bedrooms/two baths downstairs          860          600
     24      Two bedrooms/two baths upstairs            860          610
      8      Two bedrooms/two baths                   1,075          750
      8      Two bedrooms/two baths/view              1,075          760


     The apartments provide a combined total of approximately 127,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates of the past five years have generally increased. As an example, a one bedroom, one bath apartment rented for $360 in 1993, $380 in 1994, $385 in 1995, $395 in 1996 and $425 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.95, $7.33, $7.43 $7.62 and $8.34, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles over plywood.

     The Property has an outdoor swimming pool, clubhouse with leasing office, and two laundry facilities. There is ample paved parking for the tenants.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, dishwasher, microwave and garbage disposal. Certain units also feature a woodburning fireplace, bookshelves or vaulted ceilings, and all two-bedroom units have washer/dryer connections for full-sized appliances. The owner of the Property pays for cold water, natural gas for hot water, sewer service and trash removal. Tenants pay for their electricity usage, which includes cooking, lighting, heating and air conditioning.

     There are at least six apartment properties that compete with the Property. All offer similar amenities and generally have rents that are higher when compared with those at the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 92% in 1992, 93% in 1993, 94% in 1994, 93% in 1995 and 94% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 93%. On December 31, 1997, the Property was 91% occupied. The tenants are a mix of white-collar and blue-collar workers.

     The following  table sets forth the 1997 real estate tax information on the
Property:


                             ASSESSED
      JURISDICTION            VALUE         TAX RATE          TAX
-------------------------   ------------   ------------   ------------
County of Tarrant  ......    $4,200,000    $1.995196       $ 83,798.24
City of Arlington  ......     4,200,000     0.63800          26,796.00
                                                           -----------
 Total ..................                                  $110,594.24

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $4,182,047) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $90,882. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.


                              POLO RUN APARTMENTS
                               ARLINGTON, TEXAS

     On March 31, 1997, the Company purchased the Polo Run Apartments, a 224-unit apartment complex having an address of 901 Greenway Glen Drive, Arlington, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $6,858,974, which was paid entirely using the Unsecured Line of Credit. The Company subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located off of Road to Six Flags in Arlington, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein. For information on Arlington, see "Tahoe Apartments" herein.

     The immediate area surrounding the Property consists of other multi-family housing and residential, commercial and retail development. The Property is located near restaurants, businesses, schools and churches, and is readily accessible from Interstates 20 and 30. The Property is an approximately 20- to 25-minute drive from both downtown Dallas and downtown Fort Worth, as well as the Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 224 garden-style apartment units located in 23 two-story buildings on approximately 9.2 acres of land. The Property was completed in 1984.

     The Company believes that the Property has generally been well maintained and is generally in very good condition. However, the Company currently has budgeted approximately $400,000 (and as of December 31, 1997 had expended approximately $350,000) for repairs and improvements, including painting, siding repairs, pool renovations, clubhouse renovations and interior upgrades (including new appliances).

     The Property offers four units types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                                                   APPROXIMATE
                                                                    INTERIOR
                                                                     SQUARE       MONTHLY
 QUANTITY                           TYPE                             FOOTAGE       RENTAL
----------   ---------------------------------------------------   ------------   --------
     56      One bedroom, one bathroom w/fireplace                     656          $495
     16      One bedroom, one bathroom w/fireplace and dining
              room                                                     720           535
     88      Two bedrooms, two bathrooms w/fireplace and dining
              room                                                     913           620
     64      Two bedrooms, two bathrooms w/fireplace, dining
             room and vanity                                           981           650


     The apartments provide a combined total of approximately 191,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a two-bedroom, two-bath apartment rented for $495 in 1993, $510 in 1994, $530 in 1995, $560 in 1996, and $620 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.55, $6.75, $7.01, $7.41 and $7.64, respectively.

     The buildings are wood frame construction with combination brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingled on plywood.

     The Property has two outdoor swimming pools and a clubhouse with weight room, party room (with full bar and kitchen), billiards, steam rooms and a leasing office. There is ample paved parking for tenants.

     Apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, microwave oven, dishwasher and garbage disposal. Each unit also includes a wood-burning fireplace and a washer and dryer. The owner of the Property pays for cold water, sewer service, gas usage for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air conditioning.

     There are at least six apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 94% in 1992, 95% in 1993, 93% in 1994, 94% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 94%. On December 31, 1997, the Property was 92% occupied. The residents are a mix of white-collar and blue-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information on the
Property:


      JURISDICTION          ASSESSED VALUE       RATE             TAX
-------------------------   ----------------   ------------   -------------
County of Tarrant  ......      $5,173,615      $1.995196       $ 103,223.77
City of Arlington  ......       5,173,615       0.63800           33,007.66
                                                               ------------
 Total ..................                                      $ 136,231.43

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $6,480,250) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $137,179. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                              WILDWOOD APARTMENTS
                                 EULESS, TEXAS

     On March 31, 1997, the Company purchased the Wildwood Apartments, a 120-unit apartment complex having an address of 200 West Bear Creek, Euless, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $3,963,519, which was paid entirely using the Unsecured Line of Credit. The Company subsequently repaid such borrowing on the Unsecured Line of Credit using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in Euless, within Tarrant County, which is a part of "The Metroplex." For information on The Metroplex see "Brookfield Apartments" herein.

     The Property is located in the northern portion of Euless. Euless is located between Dallas and Fort Worth, approximately 17 miles east of the Fort Worth central business district and approximately 20 miles west of the Dallas central business district.

     The immediate area surrounding the Property consists of other multi-family housing and residential, commercial and retail development. The Property is located near restaurants, businesses, schools and churches.

     DESCRIPTION OF THE PROPERTY. The Property consists of 120 garden-style apartments located in 10 two-story buildings on approximately 10 acres of land. The Property was built in 1984.

     The Company believes that the Property has generally been well maintained and is generally in very good condition. However, the Company currently has budgeted approximately $225,000 (and as of December 31, 1997 had expended approximately $198,000) for certain repairs and improvements, including painting, siding repair, pool renovations and clubhouse renovations.

     The Property offers eight different unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                                      APPROXIMATE
                                                       INTERIOR
                                                        SQUARE       MONTHLY
 QUANTITY                     TYPE                      FOOTAGE       RENTAL
----------   --------------------------------------   ------------   --------
     17      One bedroom, one bathroom                     525         $469
      7      One bedroom, one bathroom (upgraded)          525          499
     12      One bedroom, one bathroom                     650          544
     12      One bedroom, one bathroom (upgraded)          650          564
     13      One bedroom, one bathroom                     750          569
     19      One bedroom, one bathroom (upgraded)          750          589
     16      Two bedrooms, two bathrooms                   900          780
     24      Two bedrooms, two bathrooms                 1,000          810



     The apartments provide a combined total of approximately 90,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example a one-bedroom, one-bath apartment rented for $340 in 1993, $355 in 1994, $395 in 1995, $420 in 1996, and $469 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.96, $7.27, $8.09, $8.60 and $9.32, respectively.

     The buildings are wood frame construction with a combination of brick veneer and wood siding on concrete slab foundations. Roofs are pitched and covered with composition shingles.

     The Property has an outdoor swimming pool with a waterfall, a jacuzzi, covered picnic areas, a playground, a sand volleyball court, basketball courts, a laundry room and a health club. The Property also has a clubhouse. There is ample paved parking for tenants, and there are 124 covered parking spaces.

     Apartments units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Units also include ceiling fans, intrusion alarms, private balconies and door-to-door trash and recycling service. Each kitchen is equipped with a refrigerator-freezer, electric range and oven, dishwasher, microwave oven and garbage disposal. All but 24 of the units have a fireplace and all of the two-bedroom units include full-sized washer/dryer connections. The Property also has valet laundry service with free delivery for tenants without washers and dryers. The owner of the Property pays for gas usage for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air conditioning. Historically, the owner of the Property was responsible for water and sewer charges. However, in February, 1997, the Property was converted to individually-metered water and sewer service. As leases are renewed or replaced, the tenants will become responsible for these charges.

     There are at least six apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 93% in 1992, 94% in 1993, 94% in 1994, 95% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 94%. On December 31, 1997, the Property was 93% occupied. The residents are a mix of white-collar and blue-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information on the
Property:


          JURISDICTION              ASSESSED VALUE       RATE           TAX
---------------------------------   ----------------   -----------   ------------
County of Tarrant ...............      $3,680,000       $ 1.08135     $ 39,793.68
Grapevine School District  ......       3,680,000         1.53779       56,590.67
                                                                      -----------
 Total   ........................                                     $ 96,384.35


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $3,402,216) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $79,270. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.


                              TOSCANA APARTMENTS
                                 DALLAS, TEXAS

     On March 31, 1997, the Company purchased the Toscana Apartments, a 192-unit apartment complex having an address of 17910 Kelly Boulevard, Dallas, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $5,854,531. The Company paid all but $125,000 in cash using proceeds from the sale of Shares, and the balance was paid using the Unsecured Line of Credit. The borrowed amount was subsequently repaid using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located near the intersection of Kelly and Frankford in the north section of Dallas, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments," herein.

     The area surrounding the Property consists principally of other multi-family housing and residential, commercial and retail development. The Property is approximately a 20-minute drive from downtown Dallas and an approximately 20-minute drive from the Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 192 garden-style apartment units in six two-story buildings on approximately four acres of land. The Property was completed in 1986.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company currently has budgeted approximately $192,000 (and as of December 31, 1997 had expended approximately $95,000) for repairs and improvements, including painting, clubhouse renovations, parking area repair and interior upgrades.

     The Property offers six different units types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                                      APPROXIMATE
                                                       INTERIOR
                                                        SQUARE       MONTHLY
 QUANTITY                     TYPE                      FOOTAGE       RENTAL
----------   --------------------------------------   ------------   --------
     64      Efficiency                                   500          $450
     52      One bedroom, one bathroom                    600           530
     12      One bedroom, one bathroom                    650           540
      8      One bedroom, one bathroom                    650           550
     42      One bedroom, one bathroom                    700           560
     14      One bedroom, one bathroom (upgraded)         700           575



     The apartments provide a combined total of approximately 115,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a 650 square-foot apartment rented for $395 in 1993, $425 in 1994, $470 in 1995, $490 in 1996, and $540 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $7.68, $8.26,
$9.13, $9.52 and $9.82, respectively.

     The buildings are wood frame construction with a combination of brick veneer, stucco and painted wood siding on concrete slab foundations. Roofs are sloped fiberglass shingles on plywood.

     The Property has an outdoor swimming pool with a fountain, a jacuzzi and cabana, a volleyball area, an exercise/weights room, a sauna, three tanning beds, an aerobics room with aerobics classes offered, a billiard room, limited access gates and covered parking. The Property also includes a clubhouse. There is ample paved parking for tenants.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer with icemaker, electric range and oven, microwave, dishwasher and garbage disposal. Each unit also includes a wood burning fireplace, a stacked washer/dryer unit, ceiling fans, alarm system and vaulted ceilings. The owner of the Property pays for cold water, sewer service, gas usage for hot water and trash removal. Tenants pay for their electricity usage, which includes cooking, lighting, heating and air conditioning.

     There are at least four apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 95%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 95% in 1992, 95% in 1993, 94% in 1994, 96% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 96%. On December 31, 1997, the Property was 94% occupied. The residents are primarily white-collar workers.

     The following  table sets forth the 1997 real estate tax information on the
Property:


           JURISDICTION               ASSESSED VALUE       RATE           TAX
----------------------------------   ----------------   -----------   ------------
County of Denton   ...............      $4,775,529       $ 0.25590     $ 12,220.58
City of Dallas  ..................       5,972,590         0.65160       38,917.40
Carrollton-Farmers School District       5,972,590         1.49619       89,361.20
                                                                       -----------
 Total ...........................                                      140,499.18


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $5,332,335) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $117,091. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.


                     THE ARBORS ON FOREST RIDGE APARTMENTS
                                BEDFORD, TEXAS

     On April 25, 1997, the Company purchased The Arbors on Forest Ridge Apartments, a 210-unit apartment complex having an address of 2200 Forest Ridge Drive, Bedford, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $7,748,907. The Company borrowed the entire purchase price under the Unsecured Line of Credit and subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in Bedford within Tarrant County, which is part of "The Metroplex." For information on The Metroplex see "Brookfield Apartments" herein.

     Bedford is located between Dallas and Fort Worth,  being  approximately  15 miles east of the Fort Worth  central  business  district and  approximately  20 miles west of the Dallas central business district. The immediate area surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is located near restaurants, businesses, schools and churches, and is readily accessible from Interstates 121 and 183. The Property is an approximately 10-minute drive from the Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 210 garden-style apartment units located in 19 two-story buildings on approximately 8.9 acres of land. The Property was completed in 1986.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However the Company currently has budgeted $250,000 (and as of December 31, 1997 had expended approximately $230,000) for repairs and improvements, including painting, siding repairs, pool renovations, clubhouse renovations, interior upgrades and landscaping.

     The Property offers a variety of unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                                                 APPROXIMATE
                                                                  INTERIOR
                                                                   SQUARE       MONTHLY
 QUANTITY                          TYPE                            FOOTAGE       RENTAL
----------   -------------------------------------------------   ------------   --------
      8      Contemporary One Bedroom/One Bath Basic                 581          $520
     10      Contemporary One Bedroom/One Bath w/Fireplace           581           565
      2      Contemporary One Bedroom/One Bath large                 604           525
      8      Contemporary One Bedroom/One Bath large                 615           535
              w/Fireplace
      9      Luxury One Bedroom/One Bath Down                        684           575
      9      Luxury One Bedroom/One Bath Up                          684           585
     14      Luxury One Bedroom/One Bath Down w/Fireplace            684           615
     14      Luxury One Bedroom/One Bath Up w/Fireplace              684           625
      8      Luxury One Bedroom/One Bath w/View                      684           635
     12      Luxury One Bedroom/One Bath w/View w/Fireplace          684           640
      8      Conventional One Bedroom/One Bath Lofted Study          716           585
     11      Conventional One Bedroom/One Bath Lofted Study          716           600
              w/Fireplace
      9      Conventional One Bedroom/One Bath Lofted Study          750           620
              Large w/Fireplace
     12      Executive One Bedroom/One Bath Down                     775           600
     12      Executive One Bedroom/One Bath Up                       775           610
     12      Executive One Bedroom/One Bath Down w/Fireplace         775           610
     12      Executive One Bedroom/One Bath Up w/Fireplace           775           620
     10      Executive One Bedroom/One Bath Study Down               871           670
     10      Executive One Bedroom/One Bath Study Up                 893           685
      4      Executive One Bedroom/One Bath Study Down               871           720
              w/Fireplace
      4      Executive One Bedroom/One Bath Study Up                 893           735
              w/Fireplace
      6      Executive One Bedroom/One Bath Study                    871           735
              Down w/View
      6      Executive One Bedroom/One Bath Study Up w/View          893           745



     The apartments provide a combined total of approximately 169,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one-bedroom, one-bath apartment ("executive-down") rented for $460 in 1993, $500 in 1994, $545 in 1995, $560 in 1996, and $600 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $6.65, $7.52, $7.88, $8.10 and $9.85, respectively.

     The buildings are wood frame construction with a combination of brick veneer and wood siding on concrete slab foundations. Roofs are pitched composition shingles.

     The Property includes a swimming pool and deck, hot tub/whirlpool, weight room, sand volleyball court, basketball court, gas grills, picnic area, laundry room, curb-side trash pick-up and access gates. The Property also has a clubhouse. There is ample paved parking for tenants, each of whom is assigned one covered parking space and one uncovered parking space.

     Each apartment unit has wall-to-wall carpeting in the living area and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and an individually controlled heating and air conditioning unit. Each apartment has ceiling fans and a private balcony or patio, and maid service is available for an extra charge. Each kitchen has a refrigerator/freezer with ice maker, electric range and oven, dishwasher, microwave and garbage disposal. All the apartment units except the junior one bedroom units have a fireplace. Some units also feature decorator bookcases, pass through bar, vaulted ceilings and washer/dryer connections. Currently, the owner of the Property pays for cold water, sewer service and trash removal. The tenants pay for their electricity service, which includes cooking, lighting, heating, hot water and air conditioning. The apartment units have recently been separately metered for water and sewer charges, and it is expected that tenants will bear these charges as leases are renewed or new leases are entered into.

     There are at least five apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 93% in 1992, 94% in 1993, 96% in 1994, 95% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 96%. On December 31, 1997, the Property was 95% occupied. The residents are a mix of white-collar and blue-collar workers and retired persons.

     The following  table sets forth the 1997 real estate tax information on the
Property:


      JURISDICTION          ASSESSED VALUE       RATE            TAX
-------------------------   ----------------   -----------   ------------
County of Tarrant  ......      $6,200,000       $2.531853     $156,978.88


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $7,477,108) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $154,978. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.


                             PACE'S COVE APARTMENTS
                                 DALLAS, TEXAS

     On June 24, 1997, the Company purchased the Pace's Cove Apartments, a 328-unit apartment complex at 13100 Pandora Drive in Dallas, Texas (the "Property"). The seller was unaffiliated with the Company, the Advisor, and their Affiliates. The purchase price was $9,277,355. The Company borrowed the entire purchase price under the Unsecured Line of Credit and subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in the northern portion of Dallas within "The Metroplex." For information on The Metroplex see "Brookfield Apartments" herein.

     The neighborhood surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is an approximately 20-minute drive from Dallas/Fort Worth International Airport and an approximately 15-minute drive from downtown Dallas.

     DESCRIPTION OF THE PROPERTY. The Property consists of 328 garden-style apartment units located in 19 two- and three-story buildings on approximately 13 acres of land. The Property was constructed in 1982.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company initially budgeted approximately $75,000 (and as of December 31, 1997 had expended approximately that amount) for certain repairs and improvements, including clubhouse renovations and interior upgrades.

     The Property offers a variety of unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                   APPROXIMATE
                                    INTERIOR
                                 SQUARE MONTHLY
 QUANTITY                       TYPE                         FOOTAGE       RENTAL
----------   -------------------------------------------   ------------   --------
     42      One bedroom/one bath                               504         $440
     42      One bedroom/one bath upstairs                      504          450
     40      One bedroom/one bath                               572          460
     40      One bedroom/one bath upstairs                      572          470
     42      One bedroom/one bath w/fireplace                   690          530
     42      One bedroom/one bath w/fireplace upstairs          690          540
     20      One bedroom/one bath/den w/fireplace               757          605
     30      Two bedrooms/two baths w/fireplace                 925          660
     30      Two bedrooms/two baths w/fireplace               1,026          695



     The apartments provide a combined total of approximately 220,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a downstairs one-bedroom, one-bath apartment (504 square feet) rented for $330 in 1993, $370 in 1994, $390 in 1995, $420 in 1996, and $440 in 1997. The average effective annual rental per square foot at the Property for 1993, 1994, 1995, and 1996 was $7.14, $7.14, $8.01, $8.44, $9.09 and $9.80, respectively.

     The buildings are wood-frame construction with a combination of brick veneer and stucco with painted trim on concrete slab foundations. Roofs are pitched and covered with asphalt shingles on plywood sheathing.

     The Property has two outdoor swimming pools, a hot tub and jacuzzi, volleyball area, fitness center, laundry facility and covered parking for approximately 328 vehicles. The Property also includes a clubhouse with a leasing office. There is also ample uncovered paved parking for residents.

     Each apartment unit has wall-to-wall carpeting in the living area and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds, and an individual heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. Each unit has full-sized washer/dryer connections and a security alarm. The owner of the Property pays for cold water, sewer charges and trash removal. The tenants pay for electricity service, which includes cooking, lighting, heating, hot water and air-conditioning.

     There are at least seven apartment properties that compete with the Property. All offer similar amenities and generally have rents that are lower when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy at nearby competing properties now averages approximately 94%.

     According to information provided by the Seller, physical occupancy at the Property averaged approximately 92% in 1992, 91% in 1993, 93% in 1994, 94% in 1995, and 93% in 1996. Based in part on information provided by seller, physical occupancy in 1997 averaged 94%. As of December 31, 1997, the Property was 96% occupied. The residents are a mix of white-collar and blue-collar workers.

     The following table sets forth the 1997 real estate tax information on the Property.


       JURISDICTION           ASSESSED VALUE       RATE             TAX
---------------------------   ----------------   ------------   ------------
   City of Dallas .........      $9,448,220      $0.443070       $ 41,862.23
   County of Dallas  ......       9,448,220       2.11213         199,558.69
                                                                 -----------
   Total ..................                                      $241,420.92


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $8,631,504) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property will be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. The Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $185,547. Cornerstone Realty Income Trust, Inc. will also serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.


                         REMINGTON HILLS AT LAS COLINAS
                                 IRVING, TEXAS

     On August 6, 1997, the Company purchased the Chaparosa and Riverhill Apartments ("Chaparosa" and "Riverhill," respectively, and, collectively, the "Property") located at 1201 Meadow Creek Drive and 1101 Meadow Creek Drive, respectively, in Irving, Texas. Chaparosa and Riverhill are adjacent to each other and the Company now operates them as a combined community under the new name "Remington Hills at Las Colinas." The Property comprises 362 apartment units. The purchase price for the Property was $13,100,000 (allocated $5,825,000 to Chaparosa and $7,275,000 to Riverhill), and the sellers were unaffiliated with the Company, the Advisor and their Affiliates. The Company borrowed the entire purchase price under the Unsecured Line of Credit and subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in the city of Irving, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein. For information on Irving, see "Eagle Crest I & II Apartments" herein.

     The Property is located in the area of Las Colinas. The immediate area surrounding the Property consists of other multi-family and single-family housing, and commercial and retail development. The Property is an approximately 15-minute drive from downtown Dallas.

     DESCRIPTION OF THE PROPERTY. The Property consists of 362 garden- and townhouse-style apartment units in 38 two- and three-story buildings on approximately 16.8 acres of land. Chaparosa was built in 1984 and Riverhill was built in 1985.

     The portion of the Property formerly known as Chaparosa offers five different unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                           APPROXIMATE
                                            INTERIOR
                                             SQUARE       MONTHLY
 QUANTITY               TYPE                 FOOTAGE       RENTAL
----------   ---------------------------   ------------   --------
      42     One bedroom/one bath               713         $660
      32     One bedroom/one bath               830          695
      42     Two bedrooms/two baths           1,077          865
      34     Two bedrooms/two baths           1,148          890
      20     Two bedrooms/two baths TH        1,222          905



     The portion of the Property formerly known as Riverhill offers six different unit types. The unit mix and rents being charged new tenants as of December, 1997 are as follows:


                                                APPROXIMATE
                                                 INTERIOR
                                                  SQUARE       MONTHLY
 QUANTITY                  TYPE                   FOOTAGE       RENTAL
----------   --------------------------------   ------------   --------
      32     One bedroom/one bath                    665         $650
      36     One bedroom/one bath                    773          675
      16     One bedroom/1.5 baths TH w/den          928          805
      24     Two bedrooms/two baths                  974          825
      48     Two bedrooms/two baths                1,062          850
      36     Two bedrooms/2.5 baths TH             1,176          890


     The apartments collectively provide a total of approximately 346,000 square feet of net rentable area.

     The Company believes that Chaparosa and Riverhill were generally well maintained and are in good condition. However, the Company currently has budgeted approximately $2,000,000 (and as of December 31, 1997 had expended approximately $311,000) for repairs and improvements to the Property, including foundation repairs, painting, wood replacement, clubhouse renovation and appliance and carpet replacement.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a two-bedroom, two-bath apartment (1,222 square feet) at Chaparosa rented for $615 in 1993, $715 in 1994, $725 in 1995, $750 in 1996, and $905 in 1997. A
one-bedroom, one-bath apartment (665 square feet) at Riverhill rented for $465 in 1993, $485 in 1994, $505 in 1995, $525 in 1996, and $650 in 1997. The average effective annual rental per square foot at Chaparosa for 1993, 1994, 1995, 1996 and 1997 was $6.53, $7.59, $7.70, $7.96 and $9.10, respectively. The average effective annual rental per square foot at Riverhill for 1993, 1994, 1995, 1996 and 1997 was $7.29, $7.61, $7.92, $8.24 and $8.72, respectively.

     Buildings are wood-frame construction with crawl spaces. Roofs are pitched and covered with red tiles. Exteriors are stucco and brick veneer.

     The portion of the Property formerly known as Chaparosa features an outdoor swimming pool and hot tub, a lighted tennis court, a central laundry facility, and a clubhouse with a rental office and lounge. The portion of the Property formerly known as Riverhill features an outdoor swimming pool and enclosed whirlpool spa, a lighted tennis court, and a clubhouse with a kitchen, lounge, game room and rental office. The Property has access to Canal Park and ample paved parking for tenants.

     All apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and baths, as well as cable television hook-ups and individually controlled heating and air-conditioning units. Each apartment unit has washer/dryer connections, a woodburning fireplace and outside storage. Each kitchen is equipped with a refrigerator/freezer with icemaker, electric range and oven, microwave, dishwasher and garbage disposal. The owner of the property pays for cold water, sewer service, cable television, alarm service and trash removal. The tenants pay for their electricity service, which includes heat, hot water, air-conditioning, cooking and lights.

     There are at least five apartment properties that compete with the Property. All offer similar amenities and generally have rents that are higher when compared to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 95%.

     According to information provided by the seller, physical occupancy at Chaparosa averaged approximately 94% in 1992, 94% in 1993, 95% in 1994, 97% in 1995 and 97% in 1996. According to information provided by the seller, physical occupancy at Riverhill averaged approximately 94% in 1992, 96% in 1993, 95% in 1994, 96% in 1995 and 96% in 1996. Based in part on information provided by the seller, physical occupancy in 1997 averaged 95% at both Chaparosa and Riverhill.

     As of December 31, 1997, occupancy at the Property was 91%. Tenants at the Property are principally white-collar workers.

     The following  tables set forth the 1997 real estate tax information on the
Property:


CHAPAROSA

          JURISDICTION             ASSESSED VALUE       RATE            TAX
--------------------------------   ----------------   -----------   ------------
County of Dallas ...............      $6,053,350       $ 0.44307     $ 26,820.58
City of Irving   ...............       6,053,350         0.49300       29,843.02
Carrollton Farmers Branch School
 District  .....................       6,053,350         1.49619       90,569.62
                                                                     -----------
 Total  ........................                                     $147,233.22


RIVERHILL

          JURISDICTION             ASSESSED VALUE       RATE            TAX
--------------------------------   ----------------   -----------   ------------
County of Dallas ...............      $7,206,540       $ 0.44307     $ 31,930.02
City of Irving   ...............       7,206,540         0.49300       35,528.24
Carrollton Farmers Branch School
 District  .....................       7,206,540         1.49619      107,823.53
                                                                     -----------
 Total  ........................                                     $175,281.79
                                                                     -----------
 GRAND TOTAL  ..................                                     $322,515.01


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $10,705,670) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc., a property acquisition fee equal to 2% of the purchase price of the Property, or $116,500 for Chaparosa and $145,500 for Riverhill. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                                COPPER CROSSING
                               FORT WORTH, TEXAS

     On November 24, 1997, the Company purchased the Copper Crossing Apartments located at 5644 Riverwalk Drive in Fort Worth, Texas (The "Property").

     The Property comprises 200 apartment units. The purchase price for the Property was $4,750,000. The seller was Copper Crossing Investors, Ltd., a Texas limited partnership which is not affiliated with the Company, Apple Residential Advisors, Inc. or their Affiliates. The entire purchase price was paid using proceeds from the sale of shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located off of Bryant-Irvin in Fort Worth, Texas, in Tarrant County, which is part of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, or as it is called locally, "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein.

     The immediate area surrounding the Property consists of other multi-family, single-family, commercial and retail development. The Property is located near restaurants, businesses, schools, and churches, and is readily accessible from Interstate 20, Highway 183 and Interstate 820, which are the major highways in the area.

     The Property is close to Hulen Mall, a major regional mall. This regional mall has spurred significant construction and corresponding retail growth in the Hulen Mall/Benbrook area. The Property is an approximately 30-minute drive from the Dallas/Fort Worth International Airport, an approximately 15-minutes drive from the Fort Worth central business district and an approximately 30-minute drive from the Dallas central business district.

     DESCRIPTION OF THE PROPERTY. The Property consists of 200 garden-style apartment units in 13 two-story buildings on approximately 6.9 acres of land. The Property was constructed in 1981.

     The Property offers four different unit types. The unit mix and rents currently being charged new tenants as of December, 1997 are as follows:


                                                 APPROXIMATE
                                                  INTERIOR
                                                   SQUARE       MONTHLY
   QUANTITY                   TYPE                 FOOTAGE       RENTAL
---------------   ----------------------------   ------------   --------
      56          One bedroom/one bathroom           563          $425
      40          One bedroom/one bathroom           663           435
      32          One bedroom/one bathroom           745           500
      72          Two bedrooms/two bathrooms         915           590


     The apartments provide a total of approximately 148,000 square feet of net rental area.

     The Company believes that the Property has generally been well maintained and is in good condition. According to the seller, in the past two years the seller spent over $400,000 in capital improvements to the exterior of the Property, including new roofs, exterior rehabilitation, and repair and replacement of awnings.

     The Company currently has budgeted approximately $100,000 for additional capital improvements to the Property. These improvements will include clubhouse renovations and upgrading the landscaping at the Property. In addition, at the time that the Company acquired the Property there were 12 apartment units which had been damaged by fire. These damaged apartment units are currently being repaired and are all expected to be available for occupancy by April 1998. All costs of the repair are being funded with the proceeds of Property casualty insurance.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have both increased and decreased. As an example, a one-bedroom, one-bathroom apartment unit (563 square feet) rented for $300 in 1993, $299 in 1994, $315 in 1995, $345 in 1996, and $425 in 1997. The
average effective annual rental per square foot at the Property for 1993, 1994, 1995, 1996 and 1997 was $5.74, $5.72, $6.03, $6.60 and $7.08, respectively.

     The buildings are wood-frame construction with a combination of brick veneer and masonite hardboard on reinforced concrete slab foundations. Roofs are sloped fiberglass shingled on plywood.

     The Property has an outdoor swimming pool with a large deck, a fitness center, a laundry facility, a sand volleyball court and picnic areas. There is also a clubhouse which includes an entertainment area and a leasing office. There is ample paved parking for the tenants.

     All apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. Each apartment unit has a woodburning fireplace, a screened porch or balcony, ceiling fans, mini blinds and vertical blinds. The largest one-bedroom units and the two-bedroom units include full-sized washer/dryer connections. The owner of the Property pays for cold water, gas usage for hot water, sewer service and trash removal. Tenants pay for their own electricity service, which includes cooking, lighting, heating and air conditioning.

     There are at least five apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in the nearby competing properties now averages approximately 94%.

     According to information provided by the Seller, physical occupancy at the Property averaged approximately 85% in 1992, 87% in 1993, 96% in 1994, 95% in 1995, 94% in 1996, and 95% during 1997. As of December 31, 1997, the Property was 91% occupied, counting as vacant the 12 units recently damaged by fire. Of the 188 units available for rental, 182, or 96% of 188, were rented as of December 31, 1997. The tenants are a mix of white-collar workers, blue-collar workers, students and retired persons.

     The following  table sets forth the 1997 real estate tax information of the
Property:


                             ASSESSED
      JURISDICTION            VALUE          RATE           TAX
-------------------------   ------------   -----------   ------------
County of Tarrant  ......    $3,300,000     $ 2.01160     $ 66,382.67
City of Benbrook   ......     3,300,000       0.78500       25,905.00
                                                          -----------
 Total ..................                                 $ 92,287.67


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $3,988,383) will generally be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc., a property acquisition fee equal to 2% of the purchase price of the Property, or $95,000. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As described above under "Developments Involving Cornerstone Realty Income Trust - Authorization for Additional Share Issuance," on December 31, 1997, Cornerstone owned approximately 3.38% of the Company's outstanding Shares. Cornerstone's address is 306 East Main Street, Richmond, Virginia 23219. As of December 31, 1997, no person was the beneficial owner of more than five percent of any class of the registrant's voting securities.

     The following table shows the beneficial ownership of the Company's Shares by the Company's directors and executive officers as of December 31, 1997.


                                         AMOUNT AND NATURE OF
       NAME OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP     PERCENT OF CLASS
--------------------------------------   ----------------------   -----------------
Glade M. Knight  .....................          5,555.56                 *
Penelope W. Kyle .....................               500                 *
Bruce H. Matson  .....................                 0                 0
Lisa B. Kern  ........................                 0                 0
All Directors and
 Executive Officers as a Group  ......          6,055.56                 *


----------

* Less than 1% of outstanding Shares. Each of Ms. Kyle, Ms. Kern and Mr. Matson also owns an option to purchase 6,850 Shares at $10 per Share.


     In addition, at December 31, 1997, Glade M. Knight owned 170,000 Class B Convertible Shares of the Company, and each of Debra A. Jones and Stanley J. Olander, Jr. owned 15,000 Class B Convertible Shares, constituting collectively all of the Company's issued and outstanding Class B Convertible Shares. Information on the Class B Convertible Shares of the Company is set forth under the caption "Principal and Management Stockholders" in the Prospectus. Ms. Jones and Mr. Olander are officers of Cornerstone.


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion is based upon the unaudited financial statements of the Company as of September 30, 1997 and the financial statements of the Company as of December 31, 1996. The information should be read in conjunction with the Company's financial statements and notes thereto and the pro forma financial statements and notes thereto of the Company included elsewhere in this Supplement. The Company is operated and has elected to be treated as a REIT for federal income tax purposes.

     LIQUIDITY AND CAPITAL RESOURCES. There was a significant change in the Company's liquidity during the nine months ended September 30, 1997. During the nine months ended September 30, 1997, the Company closed the sale to investors of 8,258,996 Shares representing gross proceeds to the Company of $80,923,281 and net proceeds after payment of Selling Commissions and other costs of $72,245,821. The Company capitalized $2,173,200 of improvements to its various properties as of September 30, 1997. It is anticipated that some $3,000,000 in additional capital improvements will be completed during the next year on the current portfolio. The source to fund these improvements is from equity raised and set aside specifically for the improvements and from the expected sale of additional Shares.

     During the nine months ended September 30, 1997, the Company made ten acquisitions of residential rental properties as follows:


                                                                      PURCHASE
            PROPERTY NAME                 DATE ACQUIRED    UNITS        PRICE           LOCATION
--------------------------------------   ---------------   -------   -------------   --------------
Brookfield Apartments  ...............   January 1997       232       $ 5,458,485    Dallas, TX
Eagle Crest Apartments ...............   January 1997       484        15,650,000    Irving, TX
Tahoe Apartments .....................   January 1997       240         5,690,560    Arlington, TX
Mill Crossing Apartments  ............   February 1997      184         4,544,121    Arlington, TX
Polo Run Apartments ..................   March 1997         224         6,858,974    Arlington, TX
Wildwood Apartments ..................   March 1997         120         3,963,519    Euless, TX
Toscana Apartments  ..................   March 1997         192         5,854,531    Dallas, TX
The Arbors Apartments  ...............   April 1997         210         7,748,907    Bedford, TX
Pace's Cove Apartments ...............   June 1997          328         9,277,355    Dallas, TX
Remington Hills at Las Colinas  ......   August 1997        362        13,100,000    Irving, TX


     During the nine months ended September 30, 1997, the Company borrowed $39,640,000 against its line of credit in conjunction with property acquisitions and repaid $34,507,298 of the balance. The balance on the line of credit as of September 30, 1997 was $5,132,702. In October 1997, the Company repaid the outstanding balance. This is consistent with the Company's long term business objective to hold its properties on an unleveraged basis.

     Cash and cash equivalents totaled $1,350,305 at September 30, 1997.

     While the Company is always assessing potential acquisitions, no material commitments existed on November 1, 1997 for the purchase of additional properties. The Company's only on-going commitment for capital expenditures is to the renovation of its existing portfolio. Equity funds have been raised in conjunction with the acquisition of properties to fund capital expenditures for currently held properties. In addition, the Company will acquire new properties as funds are available.

     The Company has short-term cash flow needs to conduct the operation of its properties. The rental income generated from the properties supplies sufficient cash to provide for the payment of these operating expenses.

     The Company's capital resources are expected to grow with the continued sale of its Shares and through operations.

     RESULTS OF OPERATIONS. As operations of the Company began in January 1997, a comparison of the three months or nine months ended September 30, 1997 and 1996 is not possible. The Company's property operations for the nine months ended September 30, 1997 reflect the operations of the Company's ten acquisitions from their respective acquisition dates. Rental income for the three and nine months ended September 30, 1997 was $3,789,266 and $7,771,744, respectively.

     The economic occupancy levels for the Company's properties averaged 92% at the end of the three months and 93% for the nine months ended September 30, 1997. Overall, the average rental rate for the portfolio was $525 per month for the nine months ended September 30, 1997 and $539 for the three months ended September 30, 1997.

     The Company's other source of income is the investment of its cash and cash reserves. Interest income for the three and nine months ended September 30, 1997 was $19,043 and $107,584, respectively.

     Total expenses for the nine months ended September 30, 1997 were $5,258,721 and $2,718,762 for the three months ended September 30, 1997. The operating expense ratio (the ratio of rental expenses, excluding general and administrative, amortization and depreciation expense, to rental income) was 48% for the nine months ended September 30, 1997 versus 49% for the three months ended September 30, 1997. General and administrative expenses totaled 5% of total rental income for the three and nine months ended September 30, 1997. This percentage is expected to decrease as the Company's asset base and rental income grow. These expenses represent the administrative expenses of the Company as distinguished from the operations of the Company's properties. Depreciation expense for the nine months ended September 30, 1997 was $1,086,111 and for the three months ended September 30, 1997 was $642,770.

     The Company does not believe that inflation had any significant impact on the operation of the Company during the nine months ended September 30, 1997. Future inflation, if any, would likely cause increased operating expenses, but the Company believes that increases in expenses would be offset by increases in rental income. Inflation may also cause capital appreciation of the Company's properties over time, as rental rates and replacement costs increase.


                 TRANSFER OF ASSETS TO SUBSIDIARY PARTNERSHIP

     Originally, the Company's Properties were acquired and owned directly by the Company without the interposition or use of any subsidiary companies. Company management determined that the direct ownership of its Properties could inhibit in certain respects the Company's flexibility in planning certain transactions or acquisitions. For example, the direct-ownership structure makes it difficult, if not impossible, for potential sellers of properties to exchange their properties for equity interests in the Company in a manner that could defer tax liabilities for the sellers. Company management felt that this lack of flexibility could hinder the Company's acquisition of desirable properties from sellers seeking such tax deferral. Furthermore, Company management believed that the direct-ownership structure tended to maximize the Company's exposure to certain franchise taxes.

     Based upon the foregoing, Company management proposed to the Board of Directors, and the Board of Directors adopted and submitted for approval by the Shareholders, a proposal the effect of which would be to transfer the apartment properties of the Company to a newly-organized limited partnership indirectly wholly-owned by the Company.

     The Board of Directors approved and submitted to the Shareholders (with its recommendation for adoption) the following resolutions (collectively, the "Reorganization Proposal");

       RESOLVED, that the Company transfer any and all of the Company's multifamily rental apartment communities (including all assets associated therewith) to a partnership to be created by the Company, the partners of which will be the Company or entities wholly-owned, directly or indirectly, by the Company; and

       RESOLVED, that the following be added as a new Article XIII to the Company's Bylaws:


                                  ARTICLE XIII
                    CONDUCT OF BUSINESS THROUGH SUBSIDIARIES

       13.1 Subsidiaries. To the extent permitted by the Articles of Incorporation, these Bylaws (excluding Section 9.1(i) hereof, which shall not be construed to prohibit anything contemplated by this Article XIII) and applicable law (including any required consent of the Directors and Shareholders under applicable law), the Company may conduct its business through subsidiary companies owned or controlled by the Company (or its subsidiaries). Any such subsidiary company is referred to as a "Subsidiary Company" and collectively such subsidiary companies are referred to as the "Subsidiary Companies." It is specifically acknowledged that the conduct of the Company's business through a Subsidiary Company or Subsidiary Companies may be effected and undertaken by the transfer by the Company of properties to, the acquisition of properties by, and the ownership and operation of properties in, a partnership all of whose interests are initially owned by the Company and/or a Subsidiary Company or Subsidiary Companies. However, the transfer described in the preceding sentence shall not constitute an event permitting conversion of the Company's Class B Convertible Shares.

       13.2 Interpretation and Application of Bylaws. If and to the extent (i) the Company conducts its business through Subsidiary Companies, or (ii) there are properties which, in the absence of Subsidiary Companies, would be owned and operated by the Company but such properties are instead owned and operated by Subsidiary Companies, restrictions on the power of the Company to engage in certain transactions and restrictions on the authority of Directors and officers of the Company in these Bylaws, and in particular the restrictions contained in Articles VIII, IX and X of these Bylaws, shall be interpreted and applied to Subsidiary Companies in the same manner as they apply by their terms to the Company to the extent necessary to ensure that the Bylaw provision is given the effect intended notwithstanding that the Company's business is conducted through Subsidiary Companies instead of by the Company directly. The Company shall exercise any rights and powers it has as an owner or partner (directly or indirectly) of a Subsidiary Company consistently with this provision.

       13.3 Certain Shareholder Consents. If a transaction involving the proposed sale or other transfer, whether by sale, exchange, merger, consolidation, lease, share exchange or otherwise, by a Subsidiary Company would require pursuant to applicable law the consent or approval of Shareholders if the Company owned directly, and were proposing the sale or other transfer of, the relevant assets, the Company shall not approve, undertake or effectuate any such proposed sale or other transfer through such Subsidiary Company without first obtaining the consent or approval of the Shareholders of the Company.

     Pursuant to notice duly given, to all Shareholders of record on October 31, 1997, in a Proxy Statement dated November 26, 1997, a Special Meeting of Shareholders of the Company was held at 3:00 p.m. on Wednesday, December 17, 1997, at the offices of McGuire, Woods, Battle & Boothe, L.L.P., Richmond, Virginia. At the Special Meeting, Shareholders were asked to consider and vote on the Reorganization Proposal. There being insufficient votes to approve the Reorganization Proposal at that time, the meeting was adjourned and then reconvened after adjournment on December 19, 1997 at 2:00 p.m. A vote was then taken on the Reorganization Proposal. As of the record date, there were 10,108,598 Common Shares outstanding and entitled to vote. A total of 6,845,381 Common Shares were present in person or by proxy. A total of 6,823,288 Common Shares voted in favor of the Reorganization Proposal. A total of 11,785 Common Shares voted against the Reorganization Proposal and a total of 10,308 Common Shares abstained. The Reorganization Proposal was adopted, as 67.5%, or more than two-thirds, of the Common Shares outstanding and entitled to vote approved the Reorganization Proposal.


REORGANIZATION

     In light of the foregoing and as further described herein, the Company transferred the Properties to a Virginia limited partnership, the partners of which are two newly created, wholly-owned subsidiaries of the Company.

     The Company formed the two wholly-owned subsidiaries, Apple Limited, Inc. and Apple General, Inc., as Virginia corporations. The Company then transferred an undivided 99 percent interest in the Properties to Apple Limited, Inc. and an undivided 1 percent interest in the Properties to Apple General, Inc. Apple Limited, Inc. and Apple General, Inc. together formed the limited partnership, Apple REIT Limited Partnership (the "Partnership"), as a Virginia limited partnership. Apple Limited, Inc. contributed its 99% interest in the Properties to the Partnership in exchange for a 99% limited partnership interest in the Partnership. Apple General, Inc. contributed its 1% interest in the Properties to the Partnership in exchange for a 1% general partnership interest in the Partnership. The Properties were transferred to the Partnership on December 29, 1997. The Partnership now holds the Properties and conducts the business activities of the Company associated with the Properties.

     The following diagrams set forth the original structure of the Company's ownership of the Properties and the structure that is in effect following implementation of the Reorganization:



Current Company Structure                      Company Structure Following Reorganization
-------------------------                      ------------------------------------------

(-------------------)                                  (-------------------)
|                   |                                  |                   |
|    Shareholders   |                                  |    Shareholders   |
|                   |                                  |                   |
(-------------------)                                  (-------------------)
          |                                                      |
          |                                                      |
          |                                                      |
[-------------------]                            [-------------------------------]
|                   |                            |                               |
|    The Company    |                            |          The Company          |
[                   |                            |                               |
[-------------------]                            [-------------------------------]
          |                                         |                          |
          |                           100% ownership|                          |100% ownership
          |                                         |                          |
          |                                 [---------------------]   [---------------------]
(-------------------)                       |                     |   |                     |
|                   |                       | Apple General, Inc. |   | Apple Limited, Inc. |
|  The Properties   |                       |                     |   |                     |
|                   |                       |                     |   |                     |
(-------------------)                       [---------------------]   [---------------------]
                                       1% general partner|                      |99% limited partner
                                                          \                    /
                                                           \                  /
                                                            \       / \      /
                                                             \     /   \    /
                                                              \   /     \  /
                                                               \ / Apple \/
                                                                / Limited \
                                                               /Partnership\
                                                               -------------
                                                                     |
                                                                     |
                                                                     |
                                                           (-------------------)
                                                           |                   |
                                                           |  The Properties   |
                                                           |                   |
                                                           (-------------------)



EFFECT OF THE REORGANIZATION AND BYLAW AMENDMENTS

     Shareholders effectively continue to hold the same ownership interest in the Properties following the Reorganization, through the Company's 100% ownership of Apple Limited, Inc. (which owns a 99% interest in the Partnership), and 100% ownership of Apple General, Inc. (which owns a 1% interest in the Partnership). Apple General, Inc., as general partner of the Partnership, will manage the affairs of the Partnership. The Company, as sole shareholder of Apple General, Inc., will be entitled to exercise the rights of a 100%-shareholder with respect to Apple General, Inc., including the election and removal of directors of that company. At the present time, Glade M. Knight, Chairman of the Board and Chief Executive Officer of the Company, is the sole director and President of Apple General, Inc. No substantive change in the rights of the Shareholders is intended to occur as a result of the Reorganization. To give effect to this intent, there are now in effect amendments to the Company's Bylaws (set forth above) designed to retain existing Bylaw restrictions on the Company and its directors and officers, and to retain certain existing Shareholder rights, notwithstanding the technical changes in legal ownership effected by the Reorganization. The transfers described in the Reorganization are expected to be tax-free transfers at both the state and federal level.

                                    EXPERTS


     The balance sheets of Apple Residential Income Trust, Inc. at December 31, 1996 and August 7, 1996 (date of inception), appearing in this Prospectus and Post-Effective Amendment No. 5 to the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Certain Statements of Income and Direct Operating Expenses of properties, included herein, have been included herein in reliance on the reports of L.P. Martin & Company, P.C., independent certified public accountants, also included herein, and upon the authority of said firm as experts in accounting and auditing.

                    UPDATE ON EXPERIENCE OF PRIOR PROGRAMS


     The following tables set forth updated information (through December 31, 1997) on Cornerstone Realty Income Trust, Inc. ("Cornerstone"), a real estate investment trust which was organized by Affiliates of the Advisor of Apple Residential Income Trust, Inc. Please refer to "Experience of Prior Programs" on pages 66 through 70 of the Prospectus for additional information, including the definition of terms used herein.


              TABLE I: EXPERIENCE IN RAISING AND INVESTING FUNDS

     Table I presents a summary of the funds raised and the use of those funds by Cornerstone, whose investment objectives are similar to those of the Company and whose offering closed within three years ending December 31, 1997.


     Dollar Amount Offered  ................................. 368,536,368
     Dollar Amount Raised   ................................. 368,536,368
     Less Offering Expenses:
       Selling Commissions and Discounts   ..................        7.19%
       Organizational Expenses ..............................        3.42%
       Other ................................................        0.00%
     Reserves   .............................................        3.00%
     Percent Available for Investment   .....................       86.39%
     Acquisition Costs:
       Prepaid items and fees to purchase property  .........       85.12%
       Cash downpayment  ....................................        0.00%
       Acquisition fees  ....................................        1.27%
       Other ................................................        0.00%
     Total Acquisition Costs   ..............................       86.39%
     Percent Leverage (excluding unsecured debt) ............        0.00%
     Date offering began ....................................     May 1993
     Length of offering (in months)  ........................           54
     Months to invest amount available for investment  ......           54

             TABLE II: COMPENSATION TO SPONSOR AND ITS AFFILIATES


     Table II summarizes the compensation paid to the Prior Program Sponsor and its Affiliates (i) by programs organized by it and closed within three years ended December 31, 1997, and (ii) by all other programs during the three years ended December 31, 1997.


                                                                               OTHER
                                                            CORNERSTONE       PROGRAM
                                                           --------------   -------------
Date offering commenced   ..............................     May 1993          Various
Dollar amount raised   .................................   $368,536,368      $ 35,483,175
Amounts paid to Prior Program Sponsor form proceeds
 of offering:
 Acquisition fees
   Real Estate commission ..............................   $  3,610,154      $          0
   Advisory fees .......................................   $          0      $          0
   Other   .............................................   $          0      $          0
Cash generated from operations before deducting pay-
 ments to Prior Program Sponsor.........................   $ 67,594,762      $  9,069,403
Aggregate compensation to Prior Program Sponsor
 Management fees .......................................   $  3,657,580      $    954,012
 Accounting fees .......................................   $          0      $    183,922
 Reimbursements  .......................................   $  2,717,655      $          0
 Leasing fees ..........................................   $          0      $          0
 Other fees   ..........................................   $    515,689      $          0
There have been no fees from property sales or refinanc-
 ings

                TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS


     Table III presents a summary of the annual operating results for Cornerstone, the only offering closed in the five years ending December 31, 1997. Table III is shown on both an income tax basis as well as in accordance with generally accepted accounting principles, the only significant difference being the methods of calculating depreciation.


                                                       1997                1996                1995             1994
                                                                     -----------------   ---------------   ------------
Capital contributions by year  ...............    $  63,485,868       $ 176,885,206       $71,771,027       $23,496,784
Gross revenue   ..............................    $  71,970,624       $  40,352,955       $16,300,821       $ 8,177,576
Operating expenses ...........................    $  29,948,366       $  18,696,781       $ 8,180,016       $ 4,690,941
Interest income (expense)   ..................    $  (7,230,205)      $  (1,140,667)      $   (68,061)      $   110,486
Depreciation .................................    $  15,163,593       $   8,068,063       $ 2,788,818       $ 1,210,818
Net income (loss) GAAP basis   ...............    $  19,225,553       $  (4,169,849)      $ 5,229,715       $ 2,386,303
Taxable income  ..............................    $           0       $           0       $         0       $         0
Cash generated from operations ...............    $  30,863,533       $  20,162,776       $ 9,618,956       $ 3,718,086

Less cash distributed to investors   .........    $  31,324,870       $  15,934,901       $ 6,316,185       $ 2,977,136
Cash generated after cash distribution  ......    $    (461,337)      $   4,227,875       $ 3,302,771       $   740,950
Special items
 Capital contributions, net ..................    $  63,485,868       $ 144,798,035       $71,771,027       $23,496,784
 Fixed asset additions   .....................    $ 157,859,343       $ 194,519,406       $75,589,089       $28,557,568
 Line of credit ..............................    $  96,166,141       $  41,603,000       $ 3,300,000       $ 5,000,000
Cash generated  ..............................    $   1,331,335       $  (3,890,496)      $ 2,784,709       $   680,166
End of period cash ...........................    $   4,513,986       $   3,182,651       $ 7,073,147       $ 4,288,438
Tax and distribution data per $1000 invested
Federal income tax results
 Cornerstone Realty Income Trust is a
   REIT and thus is not taxed at the cor-
   porate level
Cash distributions to investors
 Source (on GAAP basis)
   Investment income  ........................    $          77       $          78       $        72       $        64
   Return of capital  ........................    $          23       $          12       $        15       $        16
 Source (on Cash basis)
   Sales  ....................................    $           0       $           0       $         0       $         0
   Refinancings ..............................    $           0       $           0       $         0       $         0
   Operations   ..............................    $           1       $          90       $        87       $        80
   Other  ....................................    $           0       $           0       $         0       $         0

                  INDEX TO FINANCIAL STATEMENTS OF THE COMPANY


                                                                                             PAGE
                                                                                             -----
COMPANY FINANCIAL STATEMENTS
 Report of Independent Auditors  .........................................................    F-2
 Balance Sheets at December 31, 1996 and August 7, 1996 (Date of Inception)   ............    F-3
 Notes to the Balance Sheets. ............................................................    F-4
COMPANY INTERIM FINANCIAL STATEMENTS (UNAUDITED):
 Balance Sheets -- September 30, 1997 and December 31, 1996 ..............................    F-7
 Statement of Operations -- Three Months ended September 30, 1997 and Nine Months Ended
   September 30, 1997   ..................................................................    F-8
 Statement of Shareholders' Equity -- Nine Months ended September 30, 1997 ...............    F-9
 Statement of Cash Flows -- Nine Months ended September 30, 1997  ........................   F-10
 Notes to Financial Statements   .........................................................   F-11
PROPERTY FINANCIAL STATEMENTS
 Brookfield Apartments:
   Independent Auditors' Report  .........................................................   F-14
   Historical Statement of Income and Direct Operating Expenses   ........................   F-15
 Eagle Crest I & II Apartments:
   Independent Auditors' Report  .........................................................   F-16
   Historical Statement of Income and Direct Operating Expenses   ........................   F-17
 Tahoe Apartments:
   Independent Auditors' Report  .........................................................   F-18
   Historical Statement of Income and Direct Operating Expenses   ........................   F-19
 Mill Crossing Apartments:
   Independent Auditors' Report  .........................................................   F-20
   Historical Statement of Income and Direct Operating Expenses   ........................   F-21
 Polo Run Apartments:
   Independent Auditors' Report  .........................................................   F-22
   Historical Statement of Income and Direct Operating Expenses   ........................   F-23
 Wildwood Apartments:
   Independent Auditors' Report  .........................................................   F-24
   Historical Statement of Income and Direct Operating Expenses   ........................   F-25
 Toscana Apartments:
   Independent Auditors' Report  .........................................................   F-26
   Historical Statement of Income and Direct Operating Expenses   ........................   F-27
 Arbors on Forest Ridge Apartments:
   Independent Auditors' Report  .........................................................   F-28
   Historical Statement of Income and Direct Operating Expenses   ........................   F-29
 Pace's Cove Apartments:
   Independent Auditors' Report  .........................................................   F-30
   Historical Statement of Income and Direct Operating Expenses   ........................   F-31
 Remington Hills at Las Colinas (formerly, Chaparosa and Riverhill Apartments):
   Independent Auditors' Report (Chaparosa Apartments)   .................................   F-32
   Historical Statement of Income and Direct Operating Expenses (Chaparosa Apartments)....   F-33
   Independent Auditors' Report (Riverhill Apartments)   .................................   F-34
   Historical Statement of Income and Direct Operating Expenses (Riverhill Apartments) ...   F-35
 Copper Crossing Apartments:
   Independent Auditors' Report  .........................................................   F-36
   Historical Statement of Income and Direct Operating Expenses   ........................   F-37
PRO FORMA FINANCIAL STATEMENTS
 Pro Forma Balance Sheet as of September 30, 1997 (Unaudited)  ...........................   F-38
 Pro Forma Statement of Operations for the Twelve Months ended December 31, 1996
   (Unaudited) ...........................................................................   F-39
 Pro Forma Statement of Operations for the Nine Months ended September 30, 1997
   (Unaudited) ...........................................................................   F-40

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders of
Apple Residential Income Trust, Inc.


We have audited the accompanying balance sheets of Apple Residential Income Trust, Inc., as of December 31, 1996 and August 7, 1996 (date of inception). The balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Apple Residential Income Trust Inc., at December 31, 1996 and August 7, 1996 (date of inception), in conformity with generally accepted accounting principles.



                                          Ernst & Young LLP

Richmond, Virginia
March 26, 1997

                     APPLE RESIDENTIAL INCOME TRUST, INC.

                                BALANCE SHEETS



                                                                           (DATE OF INCEPTION)
                                                       DECEMBER 31, 1996     AUGUST 7, 1996
                                                       ------------------- --------------------
     ASSETS
       Cash ..........................................     $     100              $ 100
                                                           =========              =====
     LIABILITIES AND SHAREHOLDERS EQUITY
       Shareholder's equity
       Common stock, no par value
        Authorized 50,000,000 shares; Issued and out-
          standing 10 shares (Notes 2 and 5)..........     $     100              $ 100

      Class B Convertible Stock, no par value. Autho-
        rized 200,000 shares; Issued and outstanding
        200,000 shares (Note 3)  .....................        20,000                 --
       Receivable from principal shareholder .........       (20,000)                --
                                                           ---------              -----
                                                           $     100              $ 100
                                                           =========              =====


                   See accompanying notes to balance sheets.

                    APPLE RESIDENTIAL INCOME TRUST, INC.
                          NOTES TO THE BALANCE SHEETS
                               DECEMBER 31, 1996


NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION

     Apple Residential Income Trust, Inc. (the "Company") is a Virginia corporation that intends to qualify as a real estate investment trust ("REIT") for federal income tax purposes. The Company, which has no operating history, was formed to invest primarily in existing residential apartment communities in Texas and southwestern regions of the United States. Initial capitalization occurred on August 7, 1996.

Apple Residential Advisors, Inc. (the "Advisor"), which owned 100% of the outstanding common stock of Apple Residential Income Trust, Inc. as of December 31, 1996, is the advisor to the Company and will provide its day-to-day management under a proposed agreement between the Company and the Advisor.


SIGNIFICANT ACCOUNTING POLICIES


INCOME TAXES

The Company intends to make an election to be treated, and expects to qualify, as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company will be allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation only at the shareholder level. The Company's continued qualification as a REIT will depend on its compliance with numerous requirements, including requirements as to the nature of its income and distribution of dividends.


USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


NOTE 2 -- OFFERING OF SHARES

The Company intends to raise capital through a "best-efforts" offering of shares by David Lerner Associates, Inc. (the "Managing Dealer"), which will receive selling commissions and a marketing expense allowance based on proceeds of the shares sold.

A minimum offering of 1,666,667 shares ($15,000,000) must be sold no later than November 19, 1997, or the offering will terminate and investors' subscription payments, with interest, will be refunded to investors. Pending sale of such minimum offering amount, investors' subscription payments will be placed in an escrow account.


NOTE 3 -- CLASS B CONVERTIBLE SHARES

On November 14, 1996, the Company issued 200,000 shares of Class B Convertible Shares to Mr. Glade Knight, President and Chairman of the Board of the Company, for $.10 per share or $20,000 in aggregate.

There are no dividends payable on the Class B Convertible Shares. On liquidation of the Company, the holder of the Class B Convertible Shares is entitled to a liquidation payment of $.10 per Class B Convertible Share before any distribution of liquidation proceeds to the holders of the Common Shares. Holders of more than two-thirds of the Class B Convertible Shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Class B Convertible Shares or create a new class of stock senior to or on a parity with the Class B Convertible Shares. The Class B

                     APPLE RESIDENTIAL INCOME TRUST, INC.
                    NOTES TO THE BALANCE SHEETS -(CONTINUED)


NOTE 3 -- CLASS B CONVERTIBLE SHARES -(CONTINUED)

Convertible Shares are convertible into Common Shares upon and for 180 days following the occurrence of either of the following events: (1) substantially all of the Company's assets, stock or business is sold or otherwise transferred, whether through sale, exchange, merger, consolidation, lease, share exchange or otherwise, or (2) the Advisory Agreement with the Advisor is terminated or not renewed, and the Company ceases to use Apple Residential Management Group, Inc. to provide substantially all of its property management services. Upon the occurrence of either triggering event, each Class B Convertible Share is convertible into a number of Common Shares based upon the gross proceeds raised through the date of conversion in the "best efforts" offering according to the following formula:


 GROSS PROCEEDS RAISED FROM SALES     NUMBER OF COMMON SHARES
     OF COMMON SHARES THROUGH        THROUGH CONVERSION OF ONE
        DATE OF CONVERSION           CLASS B CONVERTIBLE SHARE
----------------------------------   --------------------------
         $ 50 million ............              1.0
         $100 million ............              2.4
         $150 million ............              4.2
         $200 million ............              6.4
         $250 million ............              8.0

No additional consideration is due upon the conversion of the Class B Convertible Shares. Upon the probable occurrence of a triggering event, the Company will record expense in the statement of operations based on convertibility of the Class B Convertible Shares.


NOTE 4 -- ORGANIZATIONAL AND OFFERING COSTS

As of December 31, 1996, affiliates of the Company have incurred on behalf of the Company organizational and offering costs amounting to approximately $522,000. Upon the sale of 1,666,667 Common Shares, the Company will reimburse the affiliates for these organizational and offering costs.


NOTE 5 -- RELATED PARTIES

The Company has negotiated a Property Management Agreement with Apple Residential Management Group, Inc. ("ARMG") to manage each property to be acquired by the Company for a management fee equal to 5% of gross rental collections, plus reimbursement of certain expenses.

The Company has entered into a Property Acquisition and Disposition Agreement with Apple Realty Group, Inc. ("ARG") to acquire and dispose of real estate assets for the Company. A fee of 2% of the purchase or sale price of the property will be payable for this service.

The Company has entered into an Advisory Agreement with the Apple Residential Advisors, Inc. ("AA") to provide management for the Company and its assets. An annual fee equal to .1% - .25% of total contributions received by the Company will be payable for this service.

Mr. Knight owns 100% of the common stock of ARMG, ARG and AA.

Upon the completion of a public offering of common shares being pursued by Cornerstone Realty Income Trust, Inc., for which Mr. Knight also serves as Chief Executive Officer and Chairman of the Board, Cornerstone will enter into a contract with the Company and subcontracts with Apple Residential Management Group, Inc. and Apple Residential Advisors, Inc. whereby Cornerstone will provide advisory, property management and brokerage services to the Company in exchange for fees and expense reimbursements as described above.

Cornerstone Realty Income Trust, Inc. has a continuing right to own up to 9.8% of the common shares of Apple. In addition, Cornerstone has a right of first refusal to purchase the properties and business of Apple.

                     APPLE RESIDENTIAL INCOME TRUST, INC.
                   NOTES TO THE BALANCE SHEETS -- (CONTINUED)

NOTE 6 -- STOCK INCENTIVE PLANS

The Company has adopted two stock incentive plans (the "Incentive Plan" and "Directors' Plan") to provide incentives to attract and retain directors, officers and key employees. The plans provide for the grant of options to purchase a specified number of shares of common stock ("Options") or grants of restricted shares of common stock ("Restricted Stock") to selected employees and directors of the Company and certain affiliates. A Compensation Committee ("Committee") will be established to implement and administer the plans. The Committee will be responsible for granting Options and shares of Restricted Stock and for establishing the exercise price of Options and the terms and conditions of Restricted Stock.


NOTE 7 - SUBSEQUENT EVENT

For the period January 1, 1997 through March 21, 1997, the Company closed the sale to investors of 4,643,239 shares (1,666,667 at $9 per share and 2,976,572 at $10 per share) representing gross proceeds to the Company of $44,765,718 and net proceeds after payment of selling commissions and other costs of $40,289,146.

During January 1997, effective January 1, 1997, the Company acquired three apartment communities. Brookfield Apartments, a 232-unit apartment community located in Dallas, Texas, was purchased for $5,458,485. Eagle Crest Apartments, a 484-unit apartment community located in Irving, Texas, was purchased for $15,650,000. Tahoe Apartments, a 240-unit apartment community located in Arlington, Texas, was purchased for $5,690,560. During February, 1997, the
Company acquired Mill Crossing Apartments, a 184-unit apartment community located in Arlington, Texas for $4,544,121.

On March 1, 1997 the Company entered into an agreement with a commercial bank to obtain an unsecured revolving line of credit of $10 million. The line of credit expires on March 31, 1998. This agreement allows the Company to finance a portion of the purchase price of property acquisitions. Borrowings under the agreement are evidenced by an unsecured promissory note and bear interest at one-month LIBOR plus 200 basis points. As of March 26, 1997, there have been no borrowings under the agreement.

                     APPLE RESIDENTIAL INCOME TRUST, INC.

                          BALANCE SHEETS (UNAUDITED)


                                                                  SEPTEMBER 30,     DECEMBER 31,
                                                                      1997              1996
                                                                  ---------------   -------------
ASSETS
 Investment in Rental Property
 Land .........................................................    $ 13,504,976             --
 Building   ...................................................      67,365,012             --
 Property improvements  .......................................       1,683,878             --
 Furniture and fixtures .......................................         489,322             --
                                                                   ------------      ---------
                                                                     83,043,188             --
 Less accumulated depreciation   ..............................      (1,086,111)            --
                                                                   ------------      ---------
                                                                     81,957,077             --
                                                                   ------------      ---------
 Cash and cash equivalents ....................................       1,350,305      $     100
 Prepaid expenses .............................................         161,391             --
 Other assets  ................................................         561,464             --
                                                                   ------------      ---------
                                                                      2,073,160            100
                                                                   ------------      ---------
   Total Assets   .............................................    $ 84,030,237      $     100
                                                                   ============      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
 Notes payable ................................................    $  5,132,702             --
 Accounts payable .............................................         411,069             --
 Accrued expenses .............................................       1,647,832             --
 Rents received in advance ....................................          25,969             --
 Tenant security deposits  ....................................         371,794             --
                                                                   ------------      ---------
                                                                      7,589,366             --
 Shareholders' equity
 Common stock, no par value, authorized 50,000,000 shares;
   issued and outstanding 8,676,784 shares and 10 shares,
   respectively................................................      76,005,921      $     100
 Class B convertible stock, no par value, authorized 200,000
   shares: issued and outstanding 200,000 .....................          20,000         20,000
 Receivable from principal shareholder ........................         (20,000)       (20,000)
 Net income greater than distributions ........................         434,950             --
                                                                   ------------      ---------
                                                                     76,440,871            100
                                                                   ------------      ---------
   Total Liabilities and Shareholders' Equity   ...............    $ 84,030,237      $     100
                                                                   ============      =========


                See accompanying notes to financial statements.

                      APPLE RESIDENTIAL INCOME TRUST, INC

                     STATEMENTS OF OPERATIONS (UNAUDITED)


                                                   THREE MONTHS ENDED   NINE MONTHS ENDED
                                                     SEPTEMBER 30,        SEPTEMBER 30,
                                                          1997                1997
                                                   -------------------- ------------------
REVENUE:
 Rental income   .................................     $3,789,266          $7,771,744
EXPENSES:
 Utility expenses   ..............................        385,718             796,570
 Repairs and maintenance  ........................        317,500             581,796
 Taxes and insurance   ...........................        597,227           1,176,182
 Property management   ...........................        207,026             403,479
 Advertising  ....................................         88,782             194,785
 General and administrative  .....................        192,520             391,837
 Amortization ....................................          8,484              25,444
 Depreciation of rental property   ...............        642,770           1,086,111
 Other operating expenses ........................        278,735             602,517
                                                       ----------          ----------
    Total expenses  ..............................      2,718,762           5,258,721
                                                       ----------          ----------
Income before other income (expense)  ............      1,070,504           2,513,023
 Interest and investment income ..................         19,043             107,584
 Interest expense   ..............................       (232,818)           (377,154)
                                                       ----------          ----------
Net income .......................................     $  856,729          $2,243,453
                                                       ==========          ==========
Net income per share   ...........................     $     0.12          $     0.44
                                                       ==========          ==========
Weighted average number of shares outstanding  ...      7,135,536           5,053,423
                                                       ==========          ==========

                See accompanying notes to financial statements.

                     APPLE RESIDENTIAL INCOME TRUST, INC.

                 STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)


                                            COMMON STOCK                         CONVERTIBLE CLASS B STOCK
                                      ------------------------- -----------------------------------------------------------
                                                                                NET OF
                                                                              RECEIVABLE      NET INCOME         TOTAL
                                       NUMBER                    NUMBER     FROM PRINCIPAL    GREATER THAN   SHAREHOLDERS'
                                      OF SHARES     AMOUNT      OF SHARES    SHAREHOLDER     DISTRIBUTIONS      EQUITY
                                      ----------- ------------- ----------- ---------------- --------------- --------------
Balance at December 31, 1996   ......         10   $       100   200,000          $ 0        $        0      $       100
Net proceeds from the sale of shares   8,147,064    71,238,441        --           --                --       71,238,441
Net income   ........................         --            --        --           --         2,243,453        2,243,453
Cash distributions declared to share-
 holders ($.401 per share)                    --            --        --           --        (1,808,503)      (1,808,503)
Shares issued to Cornerstone Realty
 Income Trust, Inc.   ...............    417,778     3,760,000        --           --                --        3,760,000
Shares issued through Additional
 Share Option   .....................    111,932     1,007,380        --           --                --        1,007,380
                                       ---------   -----------   -------          ---        ----------      -----------
Balance at September 30, 1997  ......  8,676,784   $76,005,921  $200,000          $ 0        $  434,950      $76,440,871
                                       =========   ===========  ========          ===        ==========      ===========

                See accompanying notes to financial statements.

                     APPLE RESIDENTIAL INCOME TRUST, INC.

                      STATEMENT OF CASH FLOWS (UNAUDITED)





                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                               1997
                                                                         ------------------
Cash flow from operating activities:
 Net income  .........................................................     $   2,243,453
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization  ....................................         1,111,555
   Changes in operating assets and liabilities:
    Prepaid expenses  ................................................          (161,391)
    Other assets   ...................................................          (586,908)
    Accounts payable  ................................................           411,069
    Accrued expenses  ................................................         1,647,832
    Rent received in advance   .......................................            25,969
    Tenant security deposits   .......................................           371,794
                                                                           -------------
      Net cash provided by operating activities  .....................         5,063,373
Cash flow from investing activities:
 Acquisitions of rental property  ....................................       (80,869,988)
 Capital improvements ................................................        (2,173,200)
                                                                           -------------
      Net cash used in investing activities   ........................       (83,043,188)
Cash flow from financing activities:
 Proceeds from short-term borrowings .................................        39,640,000
 Repayments of short-term borrowings .................................       (34,507,298)
 Net proceeds from issuance of shares   ..............................        76,005,821
 Increase (decrease) in commissions payable to underwriters  .........                --
 Cash distributions paid to shareholders   ...........................        (1,808,503)
                                                                           -------------
      Net cash provided by financing activities  .....................        79,330,020
      Increase in cash and cash equivalents   ........................         1,350,205
Cash and cash equivalents, beginning of year  ........................               100
                                                                           -------------
Cash and cash equivalents, end of period   ...........................     $   1,350,305
                                                                           =============

                See accompanying notes to financial statements

                    APPLE RESIDENTIAL INCOME TRUST, INC.
                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                              SEPTEMBER 30, 1997



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. These financial statements should be read in conjunction with the Company's December 31, 1996 Annual Report on Form 10-K.

     The Company was formed in August, 1996. Operations commenced in January, 1997.

     During the first quarter of 1997, the Financial Accounting Standards Board issued a new statement on the calculation of earnings per share which is effective beginning in the 4th quarter of 1997 and early adoption is prohibited. Under the new statement, primary and fully dilutive earnings per share are replaced with basic and diluted earnings per share. The Company's basic earnings per share for the nine month period ended September 30, 1997 according to the new statement would not change from the reported amounts.

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information." The Company will adopt SFAS No. 131 in 1998. SFAS No. 131 will not have any impact on the financial results or financial condition of the Company, but will result in certain in required disclosures of segment reporting.


CASH AND CASH EQUIVALENTS:

     Cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximates their carrying value.


INVESTMENT IN RENTAL PROPERTY

     The Company records impairment losses on rental property used in the operations if indicators of impairment are present and the undiscounted cash flows estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset's fair value and its carrying value.

     The investment in rental property is recorded at depreciated cost and includes real estate brokerage commissions paid to an affiliated company Apple Realty Group for purchase prior to March 1, 1997, and Cornerstone Realty Income Trust, Inc. after March 1, 1997.

     Repairs and maintenance costs are expensed as incurred while significant improvements, renovations and replacements are capitalized. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which are 27.5 years for buildings and major improvements and a range from five to seven years for furniture and fixtures.


INCOME RECOGNITION

     Rental, interest and other income are recorded on an accrual basis. The Company's properties are leased under operating leases that, typically, have terms that do not exceed one year.


ADVERTISING COSTS

     Costs incurred for the production and distribution of advertising are expensed as incurred.

                       APPLE RESIDENTIAL INCOME TRUST, INC.
             NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -(CONTINUED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(CONTINUED)

INCOME PER SHARE

     Net income per share is computed based upon the weighted average number of shares outstanding during the year. Potentially dilutive securities are not included since their inclusion would not materially dilute net income per share.


NOTE 2 -- NOTES PAYABLE

     On March 1, 1997, the Company entered into an agreement with a commercial bank for an unsecured revolving line of credit of $10 million. The line of credit expires on March 31, 1998. During August, 1997, the Company increased its unsecured line of credit to $20 million. Borrowings under the agreement are evidenced by an unsecured promissory note and bear interest at one-month LIBOR plus 200 basis points. As of September 30, 1997 the interest rate on the unsecured line of credit was 7.6875% and the outstanding balance was approximately $5.1 million. In October 1997, the Company repaid the full outstanding balance of the line of credit with proceeds from the additional sale of shares.


NOTE 3 -- RELATED PARTIES

     Prior to March 1, 1997, the Company had contracted with Apple Residential Management Group, Inc. (The "Management Company") to manage the acquired properties, Apple Residential Advisors, Inc. (The "Advisor") to advise and provide the Company with day to day management, and Apple Realty Group, Inc. to acquire and dispose of real estate assets held by the Company. The Company paid the Management Company a management fee equal to 5% of rental income plus reimbursement of certain expenses in the amount of $61,135. The Company paid the Advisor a fee equal to .1% to .25% of total contributions received by the Company in the amount of $13,585. The Company paid Apple Realty Group, Inc. a fee of 2% of the purchase price of the acquired properties in the amount of $624,863.

     Effective March 1, 1997, with the approval of the Company, Cornerstone Realty Income Trust Inc. ("Cornerstone"), for which Glade M. Knight (Chief Executive Officer and Chairman of the Board of the Company) entered into subcontract agreements with the Management Company and Advisor whereby Cornerstone will provide advisory and property management services to the Company in exchange for fees and expense reimbursement per the same terms described above.

     Effective March 1, 1997, with the consent of the Company, Cornerstone acquired all the assets of Apple Realty Group, Inc. The sole material asset of the company was the acquisition/disposition agreement with the Company. Cornerstone paid $350,000 in cash and issued 150,000 common shares in exchange for the assignment of the rights to the acquisition/disposition agreement. Cornerstone will be entitled to a real estate commission equal to 2% of the gross purchase price of the Company's properties. As of September 30, 1997, Cornerstone had earned approximately $1,476,041 for all of the subcontracted and acquired services.

     During the first quarter of 1997, the Company granted Cornerstone a continuing right to acquire up to 9.8% of the common shares of the Company at the market price, net of selling commissions. Cornerstone committed to purchase shares of the Company at $9 per share for approximately $3.76 million which represented approximately 9.5% of the total common shares of the Company outstanding as of March 1, 1997. In April 1997, Cornerstone purchased 417,777 common shares of the Company. Cornerstone intends to make periodic evaluations with the approval of its board of directors to purchase additional common shares of the Company as of the end of each calendar quarter in order to maintain its ownership of approximately 9.5% of the outstanding common shares of the Company, if such additional purchases are deemed by the Cornerstone board of directors to be in the best interests of Cornerstone and its shareholders.

                      APPLE RESIDENTIAL INCOME TRUST, INC.
            NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

NOTE 4 -- SUBSEQUENT EVENTS

     During October 1997, the Company distributed to its shareholders approximately $1,356,204 (20.2 cents per share) of which approximately $855,613 was reinvested in the purchase of additional shares through the Additional Share Option. The Company also closed the sale to investors of 1,346,262 shares at $10 per share representing net proceeds to the Company of $12,116,361.


NOTE 5 -- ACQUISITIONS

     The following unaudited pro forma information for the nine months ended September 30, 1997 is presented as if (a) the Company had owned the properties referred to below on January 1, 1997, (b) the Company had qualified as a REIT, distributed at least 95% of its taxable income and, therefore incurred no federal income tax expense during the period, and (c) the Company had used proceeds from its best efforts offering to acquire the properties. The Company had no operations prior to December 31, 1996. The pro forma information does not purport to represent what the Company's results of operations would actually have been if such transactions, in fact, had occurred on January 1, 1997, nor does it purport to represent the results of operations for future periods.


                                     NINE MONTHS ENDED
                                    SEPTEMBER 30, 1997
                                    -------------------
     Rental income   ............       $12,259,452
     Net income   ...............       $ 3,615,983
     Net income per share  ......       $       .45


     The pro forma information reflects adjustments for the actual rental income and rental expenses of Brookfield, Eagle Crest, Tahoe, Mill Crossing, Toscana, Polo Run, Wildwood, The Arbors , Paces Cove, Chaparosa and River Hill Apartments for the periods in 1997 prior to their acquisitions by the Company. Net income has been adjusted as follows: (1) property management and advisory expenses have been adjusted based on the Company's contractual arrangements of 5% of revenues from rental income plus reimbursement of certain monthly expenses estimated to be $2.50 per unit; (2) advisory expenses have been adjusted based on the Company's contractual arrangement of .25% annual gross proceeds of common stock raised; and (3) depreciation has been adjusted based on the Company's allocation of purchase price to buildings over an estimated useful life of 27.5 years.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Brookfield Apartments located in Dallas, Texas for the twelve month period ended December 31, 1996. This statement is the responsibility of the management of Brookfield Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Brookfield Apartments (as defined above) for the twelve month period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                        L.P. Martin & Co., P.C.


Richmond, Virginia
March 19, 1997

                             BROOKFIELD APARTMENTS

        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

                     TWELVE MONTHS ENDED DECEMBER 31, 1996


           INCOME
             Rental and Other Income  ........................    $1,198,543
                                                                  ----------
           DIRECT OPERATING EXPENSES
             Administrative and Other ........................       122,269
             Insurance .......................................        18,936
             Repairs and Maintenance  ........................       174,233
             Taxes, Property .................................       133,700
             Utilities .......................................        92,664
                                                                  ----------
              Total Direct Operating Expenses  ...............       541,802
                                                                  ----------
              Operating income exclusive of items not compara-
                ble to the proposed future operations of the
                property  ....................................    $  656,741
                                                                  ==========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Brookfield Apartments is a 232 unit residential garden style apartment complex located on 6.936 acres in Dallas, Texas. Living space totals 165,544 square feet.

During the financial statement period, the assets comprising the property were owned by Paragon Group, L.P., an entity non-affiliated with Apple Residential Income Trust, Inc. Apple Residential Income Trust, Inc. purchased the property in January, 1997.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization and management fees.

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Eagle Crest Apartments located in Irving, Texas for the twelve month period ended December 31, 1996. This statement is the responsibility of the management of Eagle Crest Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Eagle Crest Apartments (as defined above) for the twelve month period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                        L.P. Martin & Co., P.C.

Richmond, Virginia
March 27, 1997

                            EAGLE CREST APARTMENTS

        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

                     TWELVE MONTHS ENDED DECEMBER 31, 1996




           INCOME
             Rental and Other Income  ........................    $3,196,618
                                                                  ----------
           DIRECT OPERATING EXPENSES
             Administrative and Other ........................       212,613
             Insurance .......................................        93,379
             Repairs and Maintenance  ........................       379,120
             Taxes, Property .................................       345,167
             Utilities .......................................       305,101
                                                                  ----------
              Total Direct Operating Expenses  ...............     1,335,380
                                                                  ----------
              Operating income exclusive of items not compara-
                ble to the proposed future operations of the
                property  ....................................    $1,861,238
                                                                  ==========


         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY


NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Eagle  Crest  Apartments  is  a  residential   garden  style  apartment  complex
consisting of two phases totaling 484 units located on 17.88 acres in Irving, Texas. Living space totals 429,300 square feet.

During the financial statement period, the assets comprising the property were owned by entities not affiliated with Apple Residential Income Trust, Inc. Apple Residential Income Trust, Inc. purchased the property on January 30, 1997.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization, legal and professional and management fees.

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Tahoe Apartments located in Arlington, Texas for the twelve month period ended December 31, 1996. This statement is the responsibility of the management of Tahoe Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Tahoe Apartments (as defined above) for the twelve month period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                        L. P. Martin & Co., P.C.

Richmond, Virginia
April 11, 1997

                               TAHOE APARTMENTS

        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

                     TWELVE MONTHS ENDED DECEMBER 31, 1996


           INCOME
             Rental and Other Income  ........................    $1,200,270
                                                                  ----------
           DIRECT OPERATING EXPENSES
             Administrative and Other ........................       118,781
             Insurance .......................................        30,606
             Repairs and Maintenance  ........................       351,750
             Taxes, Property .................................       114,578
             Utilities .......................................       149,166
                                                                  ----------
              Total Direct Operating Expenses  ...............       764,881
                                                                  ----------
              Operating income exclusive of items not compara-
                ble to the proposed future operations of the
                property  ....................................    $  435,389
                                                                  ==========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY


NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Tahoe Apartments is a 240 unit residential garden style apartment complex located on 17.88 acres in Arlington, Texas. Living space totals 160,928 square feet.

During the financial statement period, the assets comprising the property were owned by two separate entities, neither of which was affiliated with Apple Residential Income Trust, Inc. Apple Residential Income Trust, Inc. purchased the property on January 31, 1997.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, legal fees and management fees. Also, excluded are certain employee bonuses which one of the former owners paid when they sold the apartment project.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Mill Crossing Apartments located in Arlington, Texas for the twelve month period ended January 31, 1997. This statement is the responsibility of the management of Mill Crossing Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Mill Crossing Apartments (as defined above) for the twelve month period ended January 31, 1997, in conformity with generally accepted accounting principles.


                                        L. P. Martin & Co., P.C.

Richmond, Virginia
April 29, 1997

                           MILL CROSSING APARTMENTS

        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

                  TWELVE MONTH PERIOD ENDED JANUARY 31, 1997


           INCOME
             Rental and Other Income  ........................   $ 908,336
                                                                 ---------
           DIRECT OPERATING EXPENSES
             Administrative and Other ........................     102,522
             Insurance .......................................      23,714
             Repairs and Maintenance  ........................     216,500
             Taxes, Property .................................      91,663
             Utilities .......................................     148,270
                                                                 ---------
              Total Direct Operating Expenses  ...............     582,669
                                                                 ---------
              Operating income exclusive of items not compara-
                ble to the proposed future operations of the
                property  ....................................   $ 325,667
                                                                 =========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY


NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Mill Crossing Apartments is a 184 unit garden style apartment complex located on 8 acres in Arlington, Texas. Living space totals 127,168 square feet.

During the financial statement period, the assets comprising the property were owned by two separate entities, neither of which was affiliated with Apple Residential Income Trust, Inc. Apple Residential Income Trust, Inc. purchased the property in February 1997.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization, legal fees and management fees.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Polo Run Apartments located in Arlington, Texas for the twelve month period ended February 28, 1997. This statement is the responsibility of the management of Polo Run Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Polo Run Apartments (as defined above) for the twelve month period ended February 28, 1997, in conformity with generally accepted accounting principles.


                                        L. P. Martin & Co., P.C.

Richmond, Virginia
May 21, 1997

                              POLO RUN APARTMENTS

        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

                     TWELVE MONTHS ENDED FEBRUARY 28, 1997


           INCOME
             Rental and Other Income  ........................    $1,304,547
                                                                  ----------
           DIRECT OPERATING EXPENSES
             Administrative and Other ........................       101,400
             Insurance .......................................        28,521
             Repairs and Maintenance  ........................       257,602
             Taxes, Property .................................       133,509
             Utilities .......................................       128,924
                                                                  ----------
              Total Direct Operating Expenses  ...............       649,956
                                                                  ----------
              Operating income exclusive of items not compara-
                ble to the proposed future operations of the
                property  ....................................    $  654,591
                                                                  ==========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Polo Run Apartments is a 224 unit residential garden style apartment complex located on 9.15 acres in Arlington, Texas.

During the financial statement period, the assets comprising the property were owned by A V Polo Run Associates, Ltd. Apple Residential Income Trust, Inc. subsequently purchased the property.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation and management fees.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Wildwood Apartments located in Euless, Texas for the twelve month period ended February 28, 1997. This statement is the responsibility of the management of Wildwood Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Wildwood Apartments (as defined above) for the twelve month period ended February 28, 1997, in conformity with generally accepted accounting principles.


                                        L. P. Martin & Co., P.C.

Richmond, Virginia
June 4, 1997

                              WILDWOOD APARTMENTS

        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                  TWELVE MONTH PERIOD ENDED FEBRUARY 28, 1997


           INCOME
             Rental and Other Income  ........................   $ 809,555
                                                                 ---------
           DIRECT OPERATING EXPENSES
             Administrative and Other ........................     110,035
             Insurance .......................................      15,246
             Repairs and Maintenance  ........................     123,470
             Taxes, Property .................................      85,616
             Utilities .......................................      78,937
                                                                 ---------
              Total Direct Operating Expenses  ...............     413,304
                                                                 ---------
              Operating income exclusive of items not compara-
                ble to the proposed future operations of the
                property  ....................................   $ 396,251
                                                                 =========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY


NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Wildwood  Apartments  is a 120 unit garden style  apartment  complex  located on
10.01 acres in Euless, Texas.

The assets comprising the property were owned by Western Rim Investors 1991-4, L.P., an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are property depreciation, amortization, professional fees and management fees.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Toscana Apartments located in Dallas, Texas for the twelve month period ended February 28, 1997. This statement is the responsibility of the management of Toscana Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Toscana Apartments (as defined above) for the twelve month period ended February 28, 1997, in conformity with generally accepted accounting principles.



                                        L. P. Martin & Co., P.C.

Richmond, Virginia
June 4, 1997

                              TOSCANA APARTMENTS

        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

                  TWELVE MONTH PERIOD ENDED FEBRUARY 28, 1997



           INCOME
             Rental and Other Income  ........................    $1,083,249
                                                                  ----------
           DIRECT OPERATING EXPENSES
             Administrative and Other ........................       128,884
             Insurance .......................................        18,985
             Repairs and Maintenance  ........................       117,117
             Taxes, Property .................................       123,710
             Utilities .......................................        84,886
                                                                  ----------
              Total Direct Operating Expenses  ...............       473,582
                                                                  ----------
              Operating income exclusive of items not compara-
                ble to the proposed future operations of the
                property  ....................................    $  609,667
                                                                  ==========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY


NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Toscana Apartments is a 192 unit garden style apartment complex located on 3.975 acres in Dallas, Texas.

The assets comprising the property were owned by Western Rim Investors 1993-2, L.P., an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are property depreciation, amortization, professional fees and management fees.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property The Arbors on Forest Ridge Apartments located in Bedford, Texas for the twelve month period ended February 28, 1997. This statement is the responsibility of the management of The Arbors on Forest Ridge Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of The Arbors on Forest Ridge Apartments (as defined above) for the twelve month period ended February 28, 1997, in conformity with generally accepted accounting principles.




                                        L. P. Martin & Co., P.C.

Richmond, Virginia
June 4, 1997

                       ARBORS ON FOREST RIDGE APARTMENTS

        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY



           INCOME
             Rental and Other Income  ........................    $1,381,014

           DIRECT OPERATING EXPENSES
             Administrative and Other ........................       111,636
             Insurance .......................................        34,263
             Repairs and Maintenance  ........................       109,577
             Taxes, Property .................................       147,923
             Utilities .......................................        85,182
                                                                  ----------
              Total Direct Operating Expenses  ...............       488,581
                                                                  ----------
              Operating income exclusive of items not compara-
                ble to the proposed future operations of the
                property  ....................................    $  892,433
                                                                  ==========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY


NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

The Arbors on Forest Ridge Apartments is a 210 unit garden style apartment complex located on 8.913 acres in Bedford, Texas.

The assets comprising the property were owned by Western Rim Investors 1992-5, L.P., an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are property depreciation, amortization, professional fees and management fees.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

     We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Pace's Cove Apartments located in Dallas, Texas for the twelve month period ended May 31, 1997. This statement is the responsibility of the management of Pace's Cove Apartments. Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 2 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

     In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Pace's Cove Apartments (as defined above) for the twelve month period ended May 31, 1997, in conformity with generally accepted accounting principles.


Richmond,  Virginia                       L.P.  Martin  & Co., P.C.
July 22, 1997

                            PACE'S COVE APARTMENTS
        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

                    TWELVE MONTH PERIOD ENDED MAY 31, 1997



          INCOME
            Rental and Other Income   ...........................    $1,832,695

          DIRECT OPERATING EXPENSES
            Administrative and Other  ...........................       237,030
            Insurance  ..........................................        42,627
            Repairs and Maintenance   ...........................       273,102
            Taxes, Property  ....................................       213,985
            Utilities  ..........................................       118,907
                                                                     ----------
             TOTAL DIRECT OPERATING EXPENSES   ..................       885,651
                                                                     ----------
             Operating income exclusive of items not comparable
               to the proposed future operations of the property.    $  947,044
                                                                     ==========

        NOTES TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY


NOTE 1 -- ORGANIZATION

Pace's Cove Apartments is a 328 unit garden style  apartment  complex located on
12.97 acres in Dallas, Texas. The assets comprising the property were owned by Intercapital Portfolio 944 I Limited Partnership, an entity unaffiliated with Apple Residential Income Trust, Inc. during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE AND EXPENSE RECOGNITION

The accompanying statement of rental operations has been prepared using the accrual method of accounting. In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization, legal and professional fees and management fees.


ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


REPAIRS AND MAINTENANCE

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.


ADVERTISING

Advertising costs are expensed in the period incurred.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

     We have audited the accompanying statement of income and direct operating expenses exclusive of items of items not comparable to the proposed future operations of the property Chaparosa Apartments located in Irving, Texas for the twelve month period ended June 30, 1997. This statement is the responsibility of the management of Chaparosa Apartments, Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 2 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

     In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Chaparosa Apartments (as defined above) for the twelve month period ended June 30, 1997, in conformity with generally accepted accounting principles.



Richmond, Virginia                        L.P. Martin & Co., P.C.
September 24, 1997

                             CHAPAROSA APARTMENTS

        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

                       TWELVE MONTHS ENDED JUNE 30, 1997



          INCOME
            Rental and Other Income  ..............................    $1,374,365
                                                                       ----------
          DIRECT OPERATING EXPENSES
            Administrative and Other ..............................       187,182
            Insurance .............................................        18,284
            Repairs and Maintenance  ..............................       226,512
            Taxes, Property .......................................       148,416
            Utilities .............................................        78,209
            TOTAL DIRECT OPERATING EXPENSES                               658,603
                                                                       ----------
            Operating income exclusive of items not comparable to
             the proposed future operations of the property  ......    $  715,762
                                                                       ==========

         NOTES TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY


NOTE 1 -- ORGANIZATION

Chaparosa Apartments is a 170 unit garden and townhouse style apartment complex located on 7.48 acres in Irving, Texas. The assets comprising the property were owned by Hutton/Con Am Realty Pension Investors, an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. purchased the property in August, 1997.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue and Expense Recognition -- The accompanying statement of rental operations has been prepared using the accrual method of accounting. In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are property depreciation and management fees.

Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Repairs and Maintenance -- Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

Advertising -- Advertising costs are expensed in the period incurred.

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia


     We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Riverhill Apartments located in Irving, Texas for the twelve month period ended June 30, 1997, This statement is the responsibility of the management of Riverhill Apartments, Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards, Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 2 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

     In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Riverhill Apartments (as defined above) for the twelve month period ended June 30, 1997, in conformity with generally accepted accounting principles.



Richmond,  Virginia                        L.P. Martin & Co., P.C.
September 24, 1997

                             RIVERHILL APARTMENTS

         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY

                       TWELVE MONTHS ENDED JUNE 30, 1997



          INCOME
            Rental and Other Income  ..............................    $1,529,649
                                                                       ----------
          DIRECT OPERATING EXPENSES
            Administrative and Other ..............................       210,774
            Insurance .............................................        20,274
            Repairs and Maintenance  ..............................       254,466
            Taxes, Property .......................................       192,345
            Utilities .............................................       115,741
            TOTAL DIRECT OPERATING EXPENSES                               793,600
            Operating income exclusive of items not comparable to
             the proposed future operations of the property  ......    $  736,049
                                                                       ==========

         NOTES TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
            EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY


NOTE 1 -- ORGANIZATION

Riverhill Apartments is a 192 unit garden and townhouse style apartment complex located on 9.33 acres in Irving, Texas. The assets comprising the property were owned by Riverhill Apartments Limited Partnership, an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. purchased the property in August, 1997.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue and Expense Recognition -- The accompanying statement of rental operations has been prepared using the accrual method of accounting. In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property, Excluded expenses are property depreciation and management fees.

Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period, Actual results could differ from those estimates.

Repairs and Maintenance -- Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

Advertising -- Advertising costs are expensed in the period incurred.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Copper Crossing Apartments located in Fort Worth, Texas for the twelve month period ended October 31, 1997. This statement is the responsibility of the management of Copper Crossing Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 2 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Copper Crossing Apartments (as defined above) for the twelve month period ended October 31, 1997, in conformity with generally accepted accounting principles.



                                       L.P. Martin & Co., P.C.


Richmond, Virginia
December 16, 1997

                          COPPER CROSSING APARTMENTS

        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

                  TWELVE MONTH PERIOD ENDED OCTOBER 31, 1997


           INCOME
             Rental and Other Income   ..............................    $ 987,109
                                                                         ---------
           DIRECT OPERATING EXPENSES
             Administrative and Other  ..............................      138,305
             Insurance  .............................................       32,363
             Repairs and Maintenance   ..............................      210,279
             Taxes, Property  .......................................       92,700
             Utilities  .............................................      109,793
                                                                         ---------
              Total Direct Operating Expenses   .....................      583,440
                                                                         ---------
              Operating income exclusive of items not comparable to
               the proposed future operations of the property  ......    $ 403,669
                                                                         =========


        NOTES TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

                  TWELVE MONTH PERIOD ENDED OCTOBER 31, 1997


NOTE 1 -- ORGANIZATION

Copper Crossing Apartments is a 200 unit garden style apartment complex located on 6.91 acres in Fort Worth, Texas. The assets comprising the property were owned by Cooper Crossing Investors, Ltd., an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


REVENUE AND EXPENSE RECOGNITION

The accompanying statement of rental operations has been prepared using the accrual method of accounting. In accordance with Rule 3-14 of Regulations S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization, management fees and entity expenses.


ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


REPAIRS AND MAINTENANCE

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.


ADVERTISING

Advertising costs are expensed in the period incurred.

                     APPLE RESIDENTIAL INCOME TRUST, INC.
          PRO FORMA BALANCE SHEET AS OF SEPTEMBER 30, 1997 (UNAUDITED)

The accompanying Unaudited Pro Forma Balance Sheet as of September 30, 1997 is presented as if the Company had owned the properties included in the table below as of September 30, 1997. In the opinion of management, all adjustments necessary to reflect the effects of the Offering have been made.

The Unaudited Pro Forma Balance Sheet is presented for comparative purposes only, and is not necessarily indicative of what the actual financial position of the Company would have been at September 30, 1997, nor does it purport to represent the future financial position of the Company. This Unaudited Pro Forma Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of the Company. The Pro Forma column assumes the Company used the proceeds from its "best efforts" offerings to acquire the properties.


                                                                      COPPER
                                                   HISTORICAL        CROSSING
                                                     BALANCE         PRO FORMA          TOTAL
                                                      SHEET         ADJUSTMENTS       PRO FORMA
                                                  ---------------   -------------   ---------------
ASSETS
Investment in rental property
 Land   .......................................    $ 13,504,976     $  872,100       $ 14,377,076
 Building  ....................................      67,365,012      3,972,900         71,337,912
 Property improvements ........................       1,683,878             --          1,683,878
 Furniture and fixtures   .....................         489,322             --            489,322
                                                   ------------     ----------       ------------
                                                     83,043,188      4,845,000         87,888,188
 Less accumulated depreciation  ...............      (1,086,111)            --         (1,086,111)
                                                   ------------     ----------       ------------
                                                     81,957,077      4,845,000         86,802,077
 Cash and cash equivalents   ..................       1,350,305             --          1,350,305
 Prepaid expenses   ...........................         161,391             --            161,391
 Other assets .................................         561,464             --            561,464
                                                   ------------     ----------       ------------
Total Assets  .................................    $ 84,030,237     $4,845,000       $ 88,875,237
                                                   ============     ==========       ============
LIABILITIES
 Notes payable   ..............................    $  5,132,702             --       $  5,132,702
 Accounts payable   ...........................         411,069             --            411,069
 Accrued expenses   ...........................       1,647,832             --          1,647,832
 Rents received in advance   ..................          25,969             --             25,969
 Tenant security deposits .....................         371,794             --            371,794
                                                   ------------     ----------       ------------
                                                      7,589,366             --          7,589,366
SHAREHOLDERS' EQUITY
 Common stock, no par value  ..................      76,005,921      4,845,000         80,850,921
 Class B Convertible Stock, no par value ......          20,000             --             20,000
 Receivable from principal shareholder   ......         (20,000)            --            (20,000)
 Net income greater than distributions   ......         434,950             --            434,950
                                                   ------------     ----------       ------------
                                                     76,440,871      4,845,000         81,285,871
Total Liabilities and Shareholders'
 Equity .......................................    $ 84,030,237     $4,845,000       $ 88,875,237
                                                   ============     ==========       ============


NOTES TO PRO FORMA BALANCE SHEET

Pro Forma adjustments represent the purchase price of the related property, including the 2% acquisition fee to Cornerstone Realty Income Trust, Inc. allocated between land and building. Adjustments to common stock reflect the net proceeds from sales of common stock from the Company's continuous offering.

                      APPLE RESIDENTIAL INCOME TRUST, INC.
                        PRO FORMA STATEMENT OF OPERATIONS
            FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996 (UNAUDITED)


The accompanying Unaudited Pro Forma Statement of Operations for the year ended December 31, 1996 is presented as if (a) the Company had acquired the properties shown below on January 1, 1996; (b) the Company had qualified as a REIT, distributed at least 95% of its taxable income and, therefore, incurred no federal income tax liability for the period presented; and (c) the Company had used proceeds from its best efforts offering to acquire the properties. The Company had no operations during the period ending December 31, 1996. Accordingly, the Company had no revenue or operating profits or loss. In the opinion of management, all adjustments necessary to reflect the effects of these transactions have been made.

The Unaudited Pro Forma Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual results of the Company would have been for the year ended December 31, 1996 if the acquisitions and Offering had occurred at the beginning of the period presented, nor does it purport to be indicative of the results of operations in future periods. The Unaudited Pro Forma Statement of Operations should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of the Company.


                             HISTORICAL     BROOKFIELD   EAGLE CREST      TAHOE      MILL CROSSING
                            STATEMENT OF    PRO FORMA     PRO FORMA     PRO FORMA      PRO FORMA
                             OPERATIONS    ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS
                            -------------- ------------- ------------- ------------- --------------
Dates of Acquisitions   ...      --             1/31/97       1/31/97       1/31/97      2/28/97
Rental income  ............      --          $1,198,543    $3,196,618    $1,200,270     $908,336
Expenses
 Utilities   ...............     --              92,664       305,101       149,166      148,270
 Repairs and maintenance         --             174,233       379,120       351,750      216,500
 Taxes and insurance  ......     --             152,636       438,546       145,184      115,377
 Property management
  fee  .....................     --                  --            --            --           --
 Advertising ...............     --              30,567        53,153        29,695       25,631
 Other operating ex-
 penses                          --                  --            --            --           --
 General and administra-
  tive                           --                  --            --            --           --
                                 --                  --            --            --           --
 Depreciation of real es-
  tate                           --                  --            --            --           --
 Amortization   ............     --                  --            --            --           --
 Other .....................     --              91,702       159,460        89,086       76,891
                            --------------  -----------   -----------   -----------     --------
                                 --             541,802     1,335,380       764,881      582,669
Income before interest in-
 come                            --             656,741     1,861,238       435,389      325,667
 Interest income   .........     --                  --            --            --           --
                            --------------  -----------   -----------   -----------     --------
Net income  ...............      --          $  656,741    $1,861,238    $  435,389     $325,667
                                ====        ===========   ===========   ===========     ========
Net income per share ......      --
                                ====
Weighted average number
 of shares outstanding   ...     --
                                ====



                             POLO RUN     WILDWOOD       TOSCANA      THE ARBORS    PACES COVE
                             PRO FORMA    PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA
                            ADJUSTMENTS  ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS
                           ------------- ------------- ------------- ------------- -------------
Dates of Acquisitions   ....     3/31/97     3/31/97         3/31/97       4/25/97       6/30/97
Rental income  .............  $1,304,547    $809,555      $1,083,249    $1,381,014    $1,832,695
Expenses
 Utilities   ...............     128,924      78,937          84,886        85,182       118,907
 Repairs and maintenance         257,602     123,470         117,117       109,577       273,102
 Taxes and insurance  ......     162,030     100,862         142,695       182,186       256,612
 Property management
  fee  .....................          --          --              --            --            --
 Advertising ...............      25,350      27,509          32,221        27,909        59,257
 Other operating ex-
 penses                               --          --              --            --            --
 General and administra-
  tive                                --          --              --            --            --
                                      --          --              --            --            --
 Depreciation of real es-
  tate                                --          --              --            --            --
 Amortization   ............          --          --              --            --            --
 Other .....................      76,050      82,526          96,663        83,727       177,773
                             -----------    --------     -----------   -----------   -----------
                                 649,956     413,304         473,582       488,581       885,651
Income before interest in-
 come                            654,591     396,251         609,667       892,433       947,044
 Interest income   .........          --          --              --            --            --
                             -----------    --------     -----------   -----------   -----------
Net income  ................  $  654,591    $396,251      $  609,667    $  892,433    $  947,044
                             ===========    ========     ===========   ===========   ===========
Net income per share .......

Weighted average number
 of shares outstanding   ...


                                                         COPPER
                             CHAPAROSA    RIVERHILL     CROSSING
                             PRO FORMA    PRO FORMA     PRO FORMA        PRO FORMA           TOTAL
                            ADJUSTMENTS  ADJUSTMENTS   ADJUSTMENTS      ADJUSTMENTS        PRO FORMA
                            -------------------------- ------------- -------------------- ------------
Dates of Acquisitions   ....       8/6/97       8/6/97     11/25/97
Rental income  .............   $1,374,365   $1,529,649    $ 987,109                --       $16,805,950
Expenses
 Utilities   ...............       78,209      115,741      109,793                --         1,495,780
 Repairs and maintenance          226,512      254,466      210,279                --         2,693,728
 Taxes and insurance  ......      166,700      212,619      125,063                --         2,200,510
 Property management
  fee  .....................           --           --           --           923,578 (A)       923,578
 Advertising ...............       46,796       52,694       34,576                --           445,358
 Other operating ex-
 penses ....................           --           --           --                --                --
 General and administra-
  tive  ....................           --           --           --           211,386 (B)       521,386
                                       --           --           --           310,000 (D)            --
 Depreciation of real es-
  tate ....................            --           --           --         2,512,341 (C)     2,512,341
 Amortization   ............           --           --           --                --
 Other .....................      140,387      158,081      103,729                --         1,336,075
                              -----------  -----------    ---------         ---------       -----------
                                  658,604      793,601      583,440         3,975,305        12,128,755
Income before interest in-
 come.......................      715,761      736,048      403,669        (3,957,305)        4,677,195
 Interest income   .........           --           --           --                --                --
                              -----------  -----------    ---------        ----------       -----------
Net income  ................   $  715,761   $  736,048    $ 403,669     $  (3,957,305)      $ 4,677,195
                              ===========  ===========    =========     =============       ===========
Net income per share .......                                                                $      0.47
                                                                                            ===========
Weighted average number
 of shares outstanding   ...                                                9,885,561 (E)     9,885,561
                                                                        =============       ===========


------

(A)Represents the property management fees of 5% of rental income and processing costs equal to $2.50 per apartment per month charged by the external management company for the period of time not owned by the company.

(B)Represents the advisory fee of .25% of accumulated capital contributions under the "best efforts" offering for the period of time not owned by the company.

(C)Represents the depreciation expense of the properties acquired based on the purchase price, excluding amounts allocated to land, of the properties for the period of time not owned by the company. The weighted average life of the property depreciated was 27.5 years.

(D)Represents the expenses related to operations as a public REIT, which consists of directors and officers insurance, investor relations, corporate accounting, legal and director expenses.

(E)Represents additional common shares assuming the properties were acquired on January 1, 1996 with the "best efforts" offering of $9 per share for the first $15 million and $10 per share above $15 million.

                     APPLE RESIDENTIAL INCOME TRUST, INC.
                        PRO FORMA STATEMENT OF OPERATIONS

            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

The accompanying Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 1997 is presented as if (a) the Company had acquired the properties shown below on January 1, 1997; (b) the Company had qualified as a REIT, distributed at least 95% of its taxable income and, therefore, incurred no federal income tax liability for the period presented; and (c) the Company had used proceeds from its best efforts offering to acquire the properties. In the opinion of management, all adjustments necessary to reflect the effects of these transactions have been made.

The Unaudited Pro Forma Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual results of the Company would have been for the nine months ended September 30, 1997 if the acquisitions and Offering had occurred at the beginning of the period presented, nor does it purport to be indicative of the results of operations in future periods. The Unaudited Pro Forma Statement of Operations should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of the Company.


                             HISTORICAL     BROOKFIELD   EAGLE CREST      TAHOE      MILL CROSSING
                            STATEMENT OF    PRO FORMA     PRO FORMA     PRO FORMA      PRO FORMA
                             OPERATIONS    ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS
                            -------------- ------------- ------------- ------------- ---------------
Dates of Acquisitions   ...         --        1/31/97       1/31/97       1/31/97        2/28/97
Rental income  ............  $7,771,744      $ 99,879      $266,385      $100,023       $151,389
Expenses
 Utilities   ..............     796,570         7,722        25,425        12,431         24,712
 Repairs and maintenance        581,796        14,519        31,593        29,313         36,083
 Taxes and insurance  .....   1,176,182        12,720        36,546        12,099         19,230
 Property management
  fee  ....................     403,479            --            --            --             --
 Advertising ..............     194,785         2,547         4,429         2,475          4,272
 General and administra-
  tive ....................     391,837            --            --            --             --
 Depreciation of real es-
  tate ....................      25,444            --            --            --             --
 Amortization   ...........   1,086,111            --            --            --             --
 Other operating ex-
  penses ..................     602,517         7,642        13,288         7,424         12,815
                             ----------      --------      --------      --------       --------
                              5,258,721        45,150       111,281        63,742         97,112
Income before interest in-
 come .....................    2,513,023        54,729       155,104        36,281         54,277
 Interest income   ........     107,584            --            --            --             --
 Interest expense  ........    (377,154)           --            --            --             --
                             ----------      --------      --------      --------       --------
Net income  ...............  $2,243,453      $ 54,729      $155,104      $ 36,281       $ 54,277
                             ==========      ========      ========      ========       ========
Net income per share ......  $     0.44
                             ----------
Weighted average number
 of shares outstanding ....   5,053,423
                             ==========



                                                                                       PACES
                             POLO RUN      WILDWOOD       TOSCANA      THE ARBORS      COVE        CHAPAROSA     RIVERHILL
                             PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA
                            ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS
                            ------------- ------------- ------------- ------------- ------------- ------------- -------------
Dates of Acquisitions   ...    3/31/97       3/31/97       3/31/97       4/25/97       6/30/97        8/6/97        8/6/97
Rental income  ............   $326,137      $202,389      $270,812      $460,338      $916,348      $801,713      $892,295
Expenses
 Utilities   ..............     32,231        19,734        21,222        28,394        59,454        45,622        67,516
 Repairs and maintenance        64,401        30,868        29,279        36,526       136,551       132,132       148,439
 Taxes and insurance  .....     40,508        25,216        35,674        60,729       128,306        97,242       124,028
 Property management
  fee  ....................         --            --            --            --            --            --            --
 Advertising ..............      6,338         6,877         8,055         9,303        29,629        27,298        30,738
 General and administra-
  tive  ...................         --            --            --            --            --            --            --
 Depreciation of real es-
  tate ....................         --            --            --            --            --            --            --
 Amortization   ...........         --            --            --            --            --            --            --
 Other operating ex-
  penses  .................     19,013        20,632        24,166        27,909        88,887        81,892        92,214
                              --------      --------      --------      --------      --------      --------      --------
                               162,491       103,327       118,396       162,861       442,827       384,186       462,935
Income before interest in-
 come  ....................    163,646        99,062       152,416       297,477       473,521       417,527       429,360
 Interest income   ........         --            --            --            --            --            --            --
 Interest expense  ........         --            --            --            --            --            --            --
                              --------      --------      --------      --------      --------      --------      --------
Net income  ...............   $163,646      $ 99,062      $152,416      $297,477      $473,521      $417,527      $429,360
                              ========      ========      ========      ========      ========      ========      ========
Net income per share ......

Weighted average number
 of shares outstanding ....


                              COPPER
                             CROSSING           1997
                             PRO FORMA        PRO FORMA          TOTAL
                            ADJUSTMENTS      ADJUSTMENTS       PRO FORMA
                            ------------- ------------------- ---------------
Dates of Acquisitions   ...    11/25/97
Rental income  ............   $ 740,332                --      $12,999,784
Expenses
 Utilities   ..............      82,345                --        1,223,378
 Repairs and maintenance        157,709                --        1,429,210
 Taxes and insurance  .....      93,797                --        1,862,277
 Property management
  fee  ....................          --           286,587 (A)      690,066
 Advertising ..............      25,932                --          352,678
 General and administra-
  tive ....................          --            65,243 (B)      457,080
 Depreciation of real es-
  tate ....................          --           767,996 (C)      793,440
 Amortization   ...........          --                --        1,086,111
 Other operating ex-
  penses ..................      77,797                --        1,076,196
                              ---------           --------     -----------
                                437,580         1,119,826        8,970,436
Income before interest in-
 come .....................     302,752        (1,119,826)       4,029,348
 Interest income   ........          --                --          107,584
 Interest expense  ........          --                --         (377,154)
                              ---------        -----------     -----------
Net income  ...............   $ 302,752     ($  1,119,826)     $ 3,759,778
                              =========      =============     ===========
Net income per share ......                                    $      0.41
                                                               -----------
Weighted average number
 of shares outstanding ....                     4,030,153 (D)    9,083,576
                                             =============     ===========



------

(A)Represents  the  property   management  fees  of  5%  of  rental  income  and
   processing costs equal to $2.50 per apartment per month charged by the external management company for the period of time not owned by the company.

(B)Represents the advisory fee of .25% of accumulated capital contributions under the "best efforts" offering for the period of time not owned by the company.

(C)Represents the depreciation expense of the properties acquired based on the purchase price, excluding amounts allocated to land, of the properties for the period of time not owned by the company. The weighted average life of the property depreciated was 27.5 years.

(D)Represents additional common shares assuming the properties were acquired on January 1, 1997 with the "best efforts" offering of $9 per share for the first $15 million and $10 per share above $15 million.


                                      F-40